Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

AKI, Inc. (“Arcade”),

Bioplan USA, Inc. (solely as to Sections 3.1, 3.2, 3.4, 3.5, 3.7, 5.9, 5.10, 6 and 9) (“Bioplan”)

AND

Phoenix Color Corp. (“Buyer”)

June 21, 2016

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into this 21st day of June, 2016, by and among AKI, Inc., a Delaware corporation which does business under the Arcade Beauty name (“Arcade”) and which is a subsidiary of Bioplan USA, Inc., a Delaware corporation (“Bioplan”), Bioplan (solely as to Sections 3.1, 3.2, 3.4, 3.5, 3.7, 5.9, 5.10 and 9) and Phoenix Color Corp., a Delaware corporation and a subsidiary of ALJ Regional Holdings, Inc. (“Buyer”).

Certain capitalized terms used in this Agreement have the meanings provided for such terms in Section 1.10.

RECITALS:

Arcade is engaged in the business of designing, manufacturing, and distributing the Products and related services primarily for cosmetic and consumer products entities as conducted as of the date hereof through Arcade’s Color Optics division (“Color Optics”) at its 40 Green Pond Road, Rockaway, New Jersey 07866 facility (the “Facility”) (such business for the design, manufacture and distribution of the Products and related services, as currently conducted at the Facility, collectively, the “Business”).

On the terms and subject to the conditions contained in this Agreement, Arcade desires to sell, assign, transfer and convey, and Buyer desires to purchase, the Acquired Assets (but not the Excluded Assets); and Arcade desires to assign and transfer, and Buyer desires to assume, the Assumed Liabilities (but not the Excluded Liabilities).

The Supply Agreement, attached as Exhibit A will be entered into in connection with the Closing hereunder, and the entry into the Supply Agreement by Arcade is a material term of the purchase and sale under this Agreement; Buyer would not contemplate the consummation of the transactions under this Agreement absent the entry into the Supply Agreement on the terms and conditions set forth herein.

The Parties, intending to be legally bound, agree as follows:

Section 1. Basic Transaction.

1.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer will purchase from Arcade, and Arcade will sell, assign, transfer and convey to Buyer, free and clear of all Liens (other than Permitted Liens), all of the Acquired Assets for the consideration specified below.

1.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer will assume and become responsible for all Assumed Liabilities. Buyer will not assume or have any responsibility for any Excluded Liabilities, all of which will be retained by Arcade. For the avoidance of doubt, in addition to the foregoing, Buyer assumes and shall be responsible for all Liabilities arising from, related to or associated with the ownership, lease and operation of the Acquired Assets and the Business on or after the Effective Time.

1.3 Purchase Price. In consideration for the Acquired Assets, on the Closing Date, Buyer will assume the Assumed Liabilities and pay an amount equal to seven million dollars (U.S.) ($7,000,000.00) (the “Unadjusted Purchase Price”) plus or minus the Working Capital Adjustments (after such adjustments, the “Purchase Price”) as set forth in Section 1.4. The Purchase Price will be subject to further adjustment following the Closing as set forth in Sections 1.4(b), 1.4(c), 1.6, 1.7 and 6.

1.4 Payments of Purchase Price. Subject to the terms and conditions of this Agreement, the Purchase Price shall be payable as follows:

(a) Payment to Arcade. At the Closing, Buyer will pay an amount in cash to Arcade by wire transfer of immediately available funds equal to:

(i) the Unadjusted Purchase Price; plus

(ii) the amount by which the Estimated Net Working Capital, as determined pursuant to Section 1.5, exceeds the Target Net Working Capital, if any; or, less

(iii) the amount by which the Estimated Net Working Capital, as determined pursuant to Section 1.5, is less than the Target Net Working Capital; less

(iv) the Bulk Sale Escrow Amount (as contemplated by Section 1.4(b) below), if any; and less

(v) $125,000 (the “Holdback Amount”).

(b) Bulk Sale Escrow Amount. At the Closing, Buyer shall withhold the amount, if any, required to be withheld and escrowed by Buyer from the Purchase Price pursuant to an escrow letter issued by the State of New Jersey Division of Taxation upon Buyer’s submission of a completed Form C-9600 pursuant to the State of New Jersey Bulk Sale law under Section 5.15 hereunder, which obligation is not otherwise satisfied or reduced prior to Closing (such amount to be withheld and escrowed from the Purchase Price, the “Bulk Sale Escrow Amount”), subject to receipt of a clearance letter from the State of New Jersey or other permission or direction by the State of New Jersey to release all or any portion of the Bulk Sale Escrow Amount to Arcade or the State of New Jersey). Buyer and Arcade agree that if the Bulk Sale Escrow Amount exceeds $300,000, the Bulk Sale Escrow Amount shall be placed by Buyer at Closing under an escrow agreement with a third party escrow agent, on terms and conditions reflecting the agreements of the Parties hereunder with respect to the Bulk Sale Escrow Amount and release and on such other terms and conditions mutually agreeable to the Parties.

(c) Holdback Amount. At the Closing, Buyer shall withhold the Holdback Amount. Any claim against the Holdback Amount shall be made in accordance with Section 6 hereof prior to the end of the Survival Period. Any portion of the Holdback Amount not applied to Adverse Consequences pursuant to a claim made by a Buyer Covered Person (or pending in respect of a claim timely made by a Buyer Covered Person) in accordance with Section 6 as of the end of the Survival Period shall be paid by Buyer to Arcade by wire transfer of immediately available funds within three (3) business days after the end of the Survival Period to an account designated by Arcade in writing. Any amount being held in respect of a pending claim timely made by a Buyer Covered Person in accordance with Section 6 prior to the end of the Survival Period and determined to not be payable to a Buyer Covered Person under Section 6.6 following the end of the Survival Period shall be released to Arcade upon the final settlement of the claim in accordance with Section 6.6 and shall be paid by Buyer to Arcade by wire transfer of immediately available funds within three (3) business days of such determination to an account designated by Arcade in writing. No interest shall accrue or be due and payable on the Holdback Amount, provided such amount due to Arcade is paid in accordance with the terms of this Section 1.4. For the avoidance of doubt, the Parties agree that Buyer is responsible for income and tax reporting earned on the Holdback Amount for any period prior to its payment to Arcade, if any. There shall be no obligation to place the Holdback Amount in a segregated account.

1.5 Determination of the Estimated Net Working Capital. At least two (2) business days prior to the Closing Date, Arcade will deliver its good faith calculation of the Estimated Net Working Capital to Buyer, together with reasonably detailed supporting financial information. Arcade will make available to Buyer all records and work papers used in preparing Arcade’s calculation of the Estimated Net Working Capital that Buyer reasonably requests. Arcade and Buyer will work together in good faith prior to the Closing Date to agree on the amount of the Estimated Net Working Capital; provided that, in the event Arcade and Buyer disagree on the amount of the Estimated Net Working Capital, Arcade’s good faith calculation of the Estimated Net Working Capital shall be used at the Closing.

1.6 Final Net Working Capital Statement.

(a) Within 45 days after the Closing Date, Buyer will prepare and deliver to Arcade a statement of Final Net Working Capital (the “Final Net Working Capital Statement”), together with reasonably detailed supporting financial information, for the acquired Business as of 11:59 p.m. on the day before the Closing Date. Buyer will prepare the Final Net Working Capital Statement in a manner consistent with the determination of Estimated Net Working Capital as described in Section 1.5.

(b) If Arcade disagrees with Buyer’s calculation of the Final Net Working Capital, Arcade shall deliver a detailed statement describing its objections (the “Objection Notice”) to Buyer within 30 days after Arcade’s receipt of the Final Net Working Capital Statement. If Arcade does not deliver an Objection Notice to Buyer within such 30-day period, the Final Net Working Capital Statement will be deemed to have been accepted and agreed to by Arcade and will be final and binding on the Parties. Buyer and Arcade will use reasonable efforts to resolve any objections made by Arcade. If the Parties do not obtain a final resolution within 30 days after Buyer’s receipt of an Objection Notice, then promptly thereafter, upon the request of either Buyer or Arcade, Buyer and Arcade will jointly engage the Firm to resolve any remaining objections. Buyer and Arcade will direct the Firm to render a determination within 30 days after its retention. Buyer, Arcade and their respective agents will cooperate with the Firm during its engagement. Arcade and Buyer shall furnish the Firm with a statement setting forth the items which are in dispute. The Firm will consider only those items and amounts in the Final Net Working Capital Statement and the Objection Notice that Buyer and Arcade are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Firm’s determination will be based solely on presentations by Buyer and Arcade (i.e., not on independent review) and on the definitions and provisions of this Agreement. The determinations of the Firm will be set forth in writing and will be conclusive and binding on the Parties. The “Final Net Working Capital Statement” means the Final Net Working Capital Statement together with any revisions pursuant to this Section 1.6(b).

(c) If the aggregate dollar amount of the matters submitted to the Firm pursuant to Section 1.6(b) and resolved in favor of Arcade is greater than the aggregate dollar amount of the matters submitted to the Firm and resolved in favor of Buyer, then the fees and expenses of the Firm shall be paid by Buyer; if the aggregate dollar amount of the matters submitted to the Firm and resolved in favor of Arcade is less than the aggregate dollar amount of the matters submitted to the Firm and resolved in favor of Buyer, then the fees and expenses of the Firm shall be paid by Arcade; and if the aggregate dollar amount of the matters submitted to the Firm and resolved in favor of Arcade is equal to the aggregate dollar amount of the matters submitted to the Firm and resolved in favor of Buyer, then the fees and expenses of the Firm shall be shared equally by Arcade and Buyer.

(d) Buyer will make the work papers and back-up materials used in preparing the Final Net Working Capital Statement, and the relevant books, records, and financial staff, available to Arcade, its accountants and other representatives as reasonably requested by such party and, to the extent applicable, the Firm during (i) the review by Arcade of the Final Net Working Capital Statement, and (ii) the resolution by the Parties of any objections thereto, provided, however, that the independent accountants of Arcade or Buyer shall not be obligated to make any working papers available to the Firm unless and until the independent accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

1.7 Post-Closing Adjustments to Purchase Price. The Purchase Price will be adjusted (the “Purchase Price Adjustment”) based on the determination of Final Net Working Capital as follows:

(a) If the Final Net Working Capital as finally determined pursuant to Section 1.6 exceeds the Estimated Net Working Capital by an amount in excess of $50,000, Buyer will pay to Arcade an amount equal to such excess over $50,000 by wire transfer of immediately available funds within three (3) business days after the date on which the Final Net Working Capital is finally determined pursuant to Section 1.6 to an account designated by Arcade in writing.

(b) If the Final Net Working Capital as finally determined pursuant to Section 1.6 is less than the Estimated Net Working Capital by an amount in excess of $50,000, Arcade will pay to Buyer an amount equal to such excess shortfall over $50,000 by wire transfer of immediately available funds within three (3) business days after the date on which the Final Net

Working Capital is finally determined pursuant to this Section 1.6 to an account designated by Buyer in writing.

(c) No interest shall accrue or be due and payable on any amount payable under this Section 1.7, provided such amount is paid in accordance with the terms of this Section 1.7.

1.8 Allocation. The Parties agree to allocate the Unadjusted Purchase Price (plus all other capitalized costs and those Assumed Liabilities that constitute liabilities for U.S. federal income tax purposes) among the Acquired Assets, and the non-compete and non-solicit provisions set forth in Section 5.9, for all purposes (including financial accounting and Tax purposes) in accordance with Schedule 1.8, which shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The initial allocation reflected in Schedule 1.8 (the “Initial Allocation”) shall be subject to adjustment solely to reflect a GAAP valuation analysis of the Acquired Assets and Assumed Liabilities, to be conducted by Buyer through an independent third party promptly following the Closing. Any proposed adjustments to the Initial Allocation resulting from the GAAP valuation analysis shall be provided by Buyer to Arcade in writing (including reasonably detailed support from the valuation and an explanation of the basis therefor) not later than 60 days following the Closing. The Parties shall work in good faith for a period of up to 30 days from Arcade’s receipt of the proposed adjustments from Buyer to agree to the proposed adjustments to the Initial Allocation and finalize the allocation for filing (the “Final Allocation”). If the Parties do not obtain a final resolution within 30 days, Buyer and Arcade will engage the Firm to resolve any remaining objections in accordance with the terms set forth in Section 1.7(b). The fees and expenses of the Firm will be shared equally by Buyer and Arcade, with each Party otherwise bearing its own fees and expenses. Within 10 days after any adjustment to the Unadjusted Purchase Price is finally determined pursuant to Section 1.7, the allocation will be adjusted to reflect the Purchase Price Adjustment, which will be adjusted on a dollar-for-dollar basis to the particular class of Acquired Assets or Assumed Liabilities that gave rise to such Purchase Price Adjustment, which adjustments shall not be subject to further adjustment based on Buyer’s GAAP valuation analysis. Buyer and Arcade and their Affiliates will report and file any relevant Tax Returns or filings (including Internal Revenue Service Form 8594 and any forms or reports required to be filed pursuant to Section 1060 of the Code) in all respects and for all purposes consistent with the Final Allocation of the Purchase Price in Schedule 1.8. The Parties will cooperate in the preparation of any such forms, will file such forms in the manner required by applicable Law and will not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable Law.

1.9 Withholding Rights. Buyer and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Arcade or such other person in respect of which such deduction and withholding was made. Buyer will provide Arcade with reasonable prior written notice if it believes it is required to withhold any amounts (other than the Bulk Sale Escrow Amount) from the Purchase Price pursuant to this Section 1.9 and Arcade shall have a reasonable opportunity to contest such amount with Buyer if it does not believe such amount is required to be withheld.

1.10 Defined Terms.

“401(k) Plan” has the meaning set forth in Section 5.7(g).

“Accrued Compensation Obligations” means any accrued but unpaid (i) base salaries and wages and (ii) vacation, sick pay and/or paid time off, in respect of the Transferred Employees (including under the CBA), excluding any such amounts that are required to be paid to the Transferred Employees as a result of the transactions contemplated by this Agreement under applicable Law.

“Acquired Agreements” means the Contracts, licenses, sublicenses, assignments, indemnities, purchase orders, statements of work and bids, including but not limited to all equipment leases, client engagement letters and other agreements or arrangements, (a) to which Color Optics or Arcade in respect of Color Optics is a party, (b) by which Arcade in respect of Color Optics or the Business has any rights, or (c) by which Arcade in respect of Color Optics or the Business or Color Optics’ or Business’ assets or properties are bound, including as listed in Schedule 1.1; provided, that, for the avoidance of doubt, the Acquired Agreements shall not include the agreements referred to in Schedule 1.2.

“Acquired Assets” means all right, title, and interest in and to all of Arcade’s assets in respect of the Business, other than Excluded Assets, including all (a) tangible personal property of the Business located at the Facility, except as identified as an Excluded Asset on Schedule 1.4; (b) Intellectual Property owned by Arcade primarily for use in the Business, including licenses and sublicenses granted and obtained with respect thereto, as set forth on Schedule 1.1; (c) the Acquired Agreements; (d) accounts receivable, promissory notes, and other receivables reflected on the Final Net Working Capital Statement; (e) inventory, work in process and finished goods located at the Facility or at any subcontractor location designated by Color Optics, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, and rights of set-off against Third Parties that are related to the Business’s assets, properties or operations, and only to the extent arising out of transactions or events occurring prior to the Closing Date, other than any of the foregoing that relate to any Excluded Asset or Excluded Liability; (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent owned by Arcade for the Business and transferable; (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials that are either located at the Facility or primarily for the Business (except to the extent of the Excluded Assets or Excluded Liabilities); (i) the Assumed Compensation Arrangements; and (j) all other tangible or intangible assets included in the Latest Balance Sheet.

“Actual Claim Amount” has the meaning set forth in Section 6.6.

“Actual Claim Amount Notice” has the meaning set forth in Section 6.6.

“Adverse Consequences” means all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, as well as reasonable legal fees, disbursements and costs subject to the terms of Section 6 hereof, and any amounts payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a Contract or otherwise).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Arcade’s Knowledge” means, with respect to a particular matter, the knowledge that any of Joe Cicci, Brian Hartman and Matt Hagquist actually has.

“Assumed Compensation Arrangements” means each employment, consulting, severance and non-compete agreement between Arcade or Color Optics and any Transferred Employee and set forth on Schedule 1.3.

“Assumed Liabilities” means (a) all Liabilities set forth on the Latest Balance Sheet; (b) all Liabilities otherwise incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, including with respect to the Acquired Assets; (c) Liabilities arising under and in accordance with the terms of the Acquired Agreements, not as a result of a default or breach thereof; (d) all other Liabilities expressly assumed by Buyer or for which Buyer expressly has agreed to be liable, in any case, pursuant to this Agreement; (e) all Liabilities for all claims relating to unemployment compensation benefits with respect to any Transferred Employee that arise from a separation of employment on or following the Closing Date; (f) all Liabilities of Arcade that accrue as of the Closing under the Assumed Compensation Arrangements for the Transferred Employees; (g) all Liabilities to the extent reflected as current liabilities in the Final Net Working Capital Statement; (h) all Liabilities, including, without limitation, under the WARN Act, resulting from the termination of employment of any Business Employees employed by the Business immediately prior to Closing who are not Transferred Employees, and (i) all Liabilities of Buyer under Section 5.7.

“Basket” has the meaning set forth in Section 6.4(a).

“Bulk Sale Escrow Amount” has the meaning set forth in Section 1.4.

“Business” has the meaning set forth in the recitals.

“Business Employees” means employees and independent contractors of Arcade whose employment or service primarily relates to the Business, including, without limitation, all employees based at the Facility.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.7(g).

“Buyer Covenants” has the meaning set forth in Section 6.1.

“Buyer Covered Person” has the meaning set forth in Section 6.2(a).

“Buyer Related Parties” has the meaning set forth in Section 8.2(b).

“Buyer Termination Fee” has the meaning set forth in Section 8.2(a).

“Cash” means cash, bank deposits, investments, bank accounts and other cash equivalents determined in accordance with GAAP.

“CBA” means the Collective Bargaining Agreement, dated as of January 1, 2016, by and between AKI, Inc., Color Optics division and Local One-L, CGG/IBT.

“CBA Assumption Agreement” means the CBA Assumption Agreement of Buyer in substantially the form attached as Exhibit C.

“Claim Notice” has the meaning set forth in Section 6.6.

“Claimed Amount” has the meaning set forth in Section 6.6.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“COBRA Continuation Coverage” has the meaning set forth in Section 5.7(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“CoInc.” means Color Optics, Inc., a Delaware corporation.

“Confidential Information” means any confidential or proprietary information concerning the business and affairs of the Parties hereto that is not already generally available to the public, but specifically excluding (a) information that is or becomes generally available to the public on a non-confidential basis, including from a Third Party provided that to the receiving Party’s knowledge such Third Party is not in breach of an obligation of confidentiality with respect to the information; (b) information that the receiving Party possessed prior to the receipt of any Confidential Information from the other Party without obligation of confidentiality or non-disclosure; (c) information that a Party developed independently and without the disclosure or use of any of the other Party’s Confidential Information in violation of this Agreement; (d) information that the disclosing Party authorized may be disclosed without restriction; or (e) any information disclosed by a Third Party to a Party (provided such Party is unaware of any obligation of the Third Party to keep any such information confidential).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement by and between Buyer and Arcade, dated April 13, 2016.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment, or other arrangement or agreement, whether written or oral.

“Credit Agreement” has the meaning set forth in Section 4.7.

“Effective Time” has the meaning set forth in Section 2.1.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any written executive compensation, bonus, stock purchase, stock option or similar equity-based plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance arrangement, or similar material plan or arrangement for one or more employees which is not subject to ERISA.

“Environment” means any water or water vapor, including groundwater and surface water, any land, including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

“Environmental, Health, and Safety Requirements” will mean, as amended and as now in effect, all applicable federal, state, local statutes, regulations, ordinances, and other provisions having the force or effect of law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Environmental Law(s)” means all applicable foreign, federal, state, regional, county, local, statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, agreements, licenses or other requirements or restrictions of law pertaining to protection of the indoor or outdoor Environment, health, safety of persons, management or use of natural resources, protection or use of surface water and groundwater, conservation, wildlife, waste management, Hazardous Substances or pollution (including, regulating of releases and disposal to air, land, water and groundwater) in effect, and includes, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., Hazardous Materials Transportation Act 49 U.S.C. §§ 1801 et seq., Occupational Safety and Health Act of 1970, as amended 29 U.S.C. §§ 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. §§ 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq. and ISRA, and any similar or implementing state law, and all successor statutes, amendments, rules, orders, directives and regulations promulgated thereunder through the Closing.

“Environmental Permits” mean all permits, certificates, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law, and required: (i) in connection with the ownership, use and/or operation of the Owned Real Property, the former Premises or the Business; or (ii) for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Working Capital” means the estimate of Net Working Capital as of 11:59 p.m. on the business day before the Closing Date, as determined in accordance with Section 1.5.

“Excluded Assets” means (a) Cash; (b) insurance policies of Arcade in effect as of the Closing Date and rights in connection therewith; (c) Arcade’s and CoInc.’s respective certificate of incorporation, charter, minute books, stock record books, seal, and other documents relating to the organization, maintenance, and existence of Arcade or its subsidiaries; (d) all Tax records, books and records of Arcade and CoInc. and any other books and records that Arcade is prohibited from transferring to Buyer under any applicable Law or any transfer thereof which would constitute a waiver of attorney-client or attorney-work product privilege; (e) any rights of Bioplan or Arcade under this Agreement (or under any other agreement between Arcade and/or its subsidiaries on the one hand and Buyer on the other hand entered into on or after the Closing Date); (f) any claims or refunds of Income Tax liability of Arcade or CoInc. and any Tax relating to the Business for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, except to the extent of any uncontested claim or refund included in the Final Net Working Capital Statement; (g) deposits and payments on any Excluded Assets; (h) the Seller Benefit Plans (other than the Assumed Compensation Arrangements) and all assets related thereto; (i) all intercompany receivables or loans owed to the Business by Arcade or any Affiliate of Arcade, other than intercompany receivables incurred in the Ordinary Course of Business for the delivery of bona fide goods and services and reflected on the Final Net Working Capital Statement; (j) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, and rights of set-off against Third Parties that are related to any Excluded Asset or Excluded Liability, and only to the extent arising out of transactions or events occurring prior to the Closing Date that relate to any Excluded Asset or Excluded Liability; (k) work in progress or finished work being produced by the Business for Bioplan or any of its subsidiaries and materials, tooling and dies provided by or paid for by Bioplan or any of its subsidiaries (other than Color Optics); and (l) any assets set forth on and designated as Excluded Assets on Schedule 1.4.

“Excluded Liabilities” means any Liabilities with respect to, or arising out of, the conduct of the Business or Arcade, other than the Assumed Liabilities, but in any event including all of the following: (a) any Liabilities of the Business to Arcade or any Affiliate of Arcade, other than intercompany payables incurred in the Ordinary Course of Business for the delivery of bona fide goods and services and reflected on the Final Net Working Capital Statement; (b) any Liabilities for legal, accounting, audit, and investment banking fees, brokerage commissions, and any other expenses incurred by Arcade in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement; (c) any Income Tax liability of Arcade or CoInc. or any of their Affiliates and any Tax relating to the Business for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (as determined pursuant to Section 6.2(b), except to the extent included in the Final Working Capital Statement); (d) any indebtedness for borrowed money except as reflected on the Final Net Working Capital Statement; (e) any Liabilities of Arcade under Contracts that are not Acquired Agreements or other Acquired Assets; (f) subject to the terms of Section 5.7, any Liabilities of Arcade for medical, dental, and disability (both long term and short term) benefits, whether insured or self-insured, accruing based upon claims or conditions in existence, on or prior to the Closing Date or for workers’ compensation claims incurred or disabilities to the extent accruing based on conditions or incidents on or prior to the Closing Date, and any liability of Arcade for the foregoing, regardless of when accrued and regardless of when any condition existed, which arises by virtue of an employment relationship at any time with Arcade; (g) except as otherwise provided in Section 5.7, any Liabilities under the Seller Benefit Plans (other than the Assumed Liabilities, Assumed Compensation Arrangements and the Accrued Compensation Obligations); (h) except as otherwise provided in Section 5.7 or reflected on the Final Net Working Capital Statement, any Liabilities with respect to Transferred Employees arising prior to the Closing (other than the Accrued Compensation Obligations), and except as provided under Section 5.7, any Liabilities with respect to Business Employees that are not Transferred Employees, arising prior to, on or following the Closing; (i) any Liabilities of Arcade under any federal or state civil rights or similar law, resulting from the termination of employment of any Business Employees prior to the Closing and unrelated to the transactions hereunder; (j) any Liabilities arising under Environmental Laws for conditions that existed or events that occurred during the operation of the Business prior to Closing; (k) any Liabilities set forth on and designated as Excluded Liabilities on Schedule 1.5; (l) any Liabilities for products sold, leased, or delivered by Arcade for replacement or repair thereof or other damages in connection therewith arising from any services by Arcade prior to the Closing, except to the extent of the reserve for product warranty claims set forth on the Final Net Working Capital Statement; and (m) any Liabilities under (1) any multiemployer plan (as defined in ERISA Section 3(37)), or (2) any pension plan (as defined in ERISA Section 3(2)) subject to Title IV of ERISA or Code Section 412, in each case, that is sponsored, maintained or contributed to by Arcade or any of its subsidiaries or for which Arcade or any of its subsidiaries may have any Liability, in each case for periods prior to the Closing Date.

“Final Allocation” has the meaning set forth in Section 1.8.

“Final Net Working Capital Statement” has the meaning set forth in Section 1.6(b).

“Final Net Working Capital” means the Net Working Capital as finally determined in accordance with Section 1.6.

“Financial Statements” has the meaning set forth in Section 3.8.

“Financing” has the meaning set forth in Section 4.7.

“Financing Sources” has the meaning set forth in Section 4.7.

“Firm” means Pricewaterhouse Coopers, LLC, or if such firm cannot or refuses to accept the engagement contemplated by this Agreement, another independent public accounting firm of recognized national, international, or regional standing as mutually agreed upon by Buyer and Arcade.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the principles applied in the preparation of the Financial Statements.

“Governmental Body” means any instrumentality, subdivision, court, executive department, administrative agency, commission, official, or other authority of the United States, or any other country or any state, province, prefect, municipality, locality, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

“Hazardous Substance(s)” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, condition, object or material which are now listed or defined as hazardous or toxic, or are regulated, pursuant to Environmental Laws and includes asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Holdback Amount” has the meaning set forth in Section 1.4.

“Improvements” means all buildings, warehouses and other improvements located on the Premises and owned or leased by Arcade and used by Arcade in the operation of its Business.

“Income Tax” means any U.S. federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Indemnification Cap” has the meaning set forth in Section 6.7.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Indemnified Payment” has the meaning set forth in Section 6.9.

“Indemnifying Party” has the meaning set forth in Section 6.5(a).

“Initial Allocation” has the meaning set forth in Section 1.8.

“Intellectual Property” means all of the following in any jurisdiction throughout the world (a) developed by and for the primary use of the Business: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrighted works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, databases, and related documentation); and (vii) all copies and tangible embodiments thereof (in whatever form or medium); and (b) licenses entered into by the Business or by Arcade on behalf of the Business, as licensee, for use of any of the foregoing owned by a third party.

“ISRA” shall mean the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et seq.), including all administrative rules and regulations (N.J.A.C. ch. 7:26B) promulgated pursuant thereto.

“Latest Annual Financial Statements” has the meaning set forth in Section 3.8.

“Latest Balance Sheet” means the May 31, 2016 balance sheet.

“Latest Periodic Financial Statements” has the meaning set forth in Section 3.8.

“Law” means any statute, law (including common law), ordinance, rule, or regulation of, or other requirement promulgated by, any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 3.13, including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in such real property held by Arcade primarily for the Business.

“Liability” means any debt, liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not the same is required by GAAP to be accrued on the financial statements of such Person), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, hypothecation, charge, or other security interest.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the Acquired Assets or to the financial condition or operating results of the Business, taken as a whole; provided, however, no fact, occurrence, condition, circumstance, change, effect or development resulting from or arising in connection with the following shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect: (i) the announcement of, or the taking of any action contemplated by, this Agreement and any other agreement to be entered into in connection with the transactions contemplated herein, including any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Business; (ii) changes or conditions affecting generally the industries in which the Business operates; (iii) any change in economic conditions or the financial, banking, currency or capital markets in general in the United States or changes in currency exchange rates or currency fluctuations; (iv) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism; (v) acts of God or other calamities, national or international politics or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) changes in applicable Law, GAAP or other applicable accounting standards or interpretations thereof; (vii) the resignation or termination of any Business Employee; or (viii) any failure to meet any projections or forecasts or estimates of revenues or earnings for any period. When the words “material,” “material adverse effect,” “material adverse change,” and similar terms are used without being capitalized, such terms will be construed and interpreted without any reference to this definition.

“Net Working Capital” means the difference between (x) the sum of the Business’s net accounts receivable (external), the Business’ net inventories, prepaid expenses and other current assets, included in the Acquired Assets, minus (y) the sum of the Business’ accounts payable (external), accrued employee compensation and related taxes, other accrued liabilities, customer deposits and deferred revenue, commissions payable and other current liabilities, included in the Assumed Liabilities, as determined in accordance with GAAP. Schedule 1.10 sets forth an illustrative calculation of Net Working Capital. For further clarification, in case of any conflict or inconsistency between methodologies, principles and adjustments for calculating Net Working Capital or any of its components under GAAP and the methodologies, principles and adjustments utilized herein or on Schedule 1.10, the methodologies, principles and adjustments utilized herein and on Schedule 1.10 shall apply and control.

“Non-Recourse Party” has the meaning set forth in Section 9.18.

“Notice of Objection” has the meaning set forth in Section 6.6.

“Notice Period” has the meaning set forth in Section 6.6.

“Objection Notice” has the meaning set forth in Section 1.6(b).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including quantity and frequency, of the Business.

“Party” means each of Buyer and Arcade, and in the case of Sections 3.1, 3.2, 3.4, 3.5, 3.7, 5.9, 5.10, 6 and 9, Bioplan.

“Permitted Liens” means: (i) Liens for taxes or assessments that are not yet due or delinquent; (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Arcade or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iii) pledges or deposits to secure payment of workers’ compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes; (iv) zoning restrictions, entitlements and municipal ordinances; (v) all covenants, conditions, restrictions, easements, charges, rights-of-way, minor title defects and other similar matters (whether or not of record) affecting the Facility that would not reasonably be expected to materially and adversely interfere with the use of the Facility as a manufacturing facility and related ancillary uses; (vi) rights of licensees under non-exclusive Intellectual Property license agreements, intellectual property security agreements and other restrictions on use of Trademarks; (vii) Liens that have been placed by any developer, landlord or other third party on property over which Arcade has easement rights; provided that none of such liens would reasonably be expected to materially interfere with the use of the Facility as a manufacturing facility and related ancillary uses; and (viii) all other Liens set forth in Schedule 1.7.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” means any taxable year or other taxable period ending on or before the Closing Date.

“Premises” means all parcels of real property owned or leased by Arcade primarily for the use of the Business or with respect to which Arcade has a contractual right to occupy or operate the Business, including pursuant to any lease agreement, and all rights, privileges, interests, easements, and appurtenances thereunto in any way incident, appertaining or belonging to such Premises or used by Arcade primarily for the Business.

“Products” has the meaning set forth in Section 5.9.

“Purchase Price” has the meaning set forth in Section 1.3.

“Purchase Price Adjustment” has the meaning set forth in Section 1.7.

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance), including, the meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), and the regulations promulgated thereunder.

“Schedules” has the meaning set forth in Section 3.

“Seller Covered Person” has the meaning set forth in Section 6.3(a).

“Seller Benefit Plan” means each Employee Benefit Plan sponsored, maintained or contributed to by Arcade or its subsidiaries for the benefit of the Business Employees.

“Seller Covenants” has the meaning set forth in Section 6.1.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Supply Agreement” means the Supply Agreement by and among Arcade, Le Papillon, Ltd. and Buyer, in the form attached hereto as Exhibit A.

“Survival Period” has the meaning set forth in Section 6.1

“Target Net Working Capital” means $1,810,000.

“Tax” or “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other governmental charges including any interest, penalty, or additions thereto, in each case, imposed by any taxing authority.

“Tax Return” means any U.S. federal, state, local and foreign return, report, statement, declaration, election or form with respect to any Tax, and any schedule or attachment to any of the foregoing or amendment thereto, filed or required to be filed with any taxing authority, including any consolidated, combined, affiliated or unitary returns for any group of entities, information return, claim for refund and declaration of estimated Tax.

“Third Party” means a Person other than the Parties hereto or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 6.5(a).

“Transferred Employees” has the meaning set forth in Section 5.7(a).

“Transition Services Agreement” means the Transition Services Agreement, by and between Arcade and Buyer, in substantially the form attached hereto as Exhibit B.

“Unadjusted Purchase Price” has the meaning set forth in Section 1.3.

“Union” means Local One-L, GCC/IBT.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law, including, without limitation, the Millville Dallas Airmotive Plant Job Loss Notification Act.

“Working Capital Adjustments” means the net adjustments to the Unadjusted Purchase Price with respect to Net Working Capital pursuant to Section 1.4.

Section 2. Closing.

2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Shearman & Sterling LLP at 1460 El Camino Real, 2nd Floor, Menlo Park, CA 94025 commencing at 9:00 a.m. Eastern time, or by e-mail or other transmission of the applicable documents, or in such other manner, as the Parties mutually agree, as soon as practicable, but in no event later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Section 7 (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or such other place, date and time as the Parties mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be deemed to be effective at 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”). Legal title, equitable title and risk of loss with respect to the Acquired Assets shall pass to the Buyer as of the Effective Time. Risk of loss, damage or destruction to the Acquired Assets shall be upon Arcade until the Effective Time and thereafter upon Buyer. In the event of any damage, destruction or loss of or to any of the Acquired Assets prior to the Effective Time (an “Event of Loss”), Arcade shall promptly notify Buyer in writing of such damage, destruction or loss prior to Closing, specifying the Event of Loss and applicable insurance, if any, covering the affected Acquired Asset(s).

2.2 Deliveries at Closing. Subject to the conditions set forth in this Agreement, the Parties will make the following deliveries and take the following actions at the Closing:

(a) Buyer will execute and deliver to Arcade, as applicable:

(i) the Bill of Sale, Assignment, and Assumption in substantially the form attached hereto as Exhibit D;

(ii) the Assignment of Intellectual Property in substantially the form attached hereto as Exhibit F;

(iii) the CBA Assumption Agreement;

(iv) the Purchase Price in accordance with Section 1.4;

(v) the Supply Agreement;

(vi) the Transition Services Agreement;

(vii) a certificate of insurance evidencing the levels of coverage and terms referenced in the Transition Services Agreement;

(viii) evidence of compliance with the State of New Jersey Bulk Sale law in the form of a clearance letter or escrow letter;

(ix) the Lease Assumption Agreement in substantially the form attached hereto as Exhibit E; and

(x) such other instruments of sale, transfer, conveyance, and assignment as Arcade may reasonably request.

(b) Arcade will execute and/or deliver to Buyer, as applicable:

(i) the Bill of Sale, Assignment, and Assumption in substantially the form attached hereto as Exhibit D;

(ii) the Assignment of Intellectual Property in substantially the form attached hereto as Exhibit F;

(iii) documentation evidencing the release of all Liens on the Acquired Assets, other than the Permitted Liens;

(iv) a certification of non-foreign status of Arcade (or its owner for U.S. federal income tax purposes), in form and substance reasonably satisfactory to Buyer, in accordance with Treasury Regulation § 1.1445-2(b);

(v) the Supply Agreement;

(vi) the Transition Services Agreement; and

(vii) the Lease Assumption Agreement in substantially the form attached hereto as Exhibit E executed by the landlord; and

(viii) such other instruments of sale, transfer, conveyance, and assignment as Buyer may reasonably request.

Section 3. Arcade’s Representations and Warranties. Except as set forth in the schedules accompanying this Agreement (the “Schedules”), Arcade (and, as applicable, Bioplan) represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete on the date hereof, except for the representations and warranties in Section 3.8 and Section 3.27(a) (the representations and warranties in Section 3.8 and Section 3.27(a) to be correct and complete on the particular earlier dates specified therein). Subject to Section 9.12, the Schedules will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 3.

3.1 Organization, Power and Authority. Each of Bioplan and Arcade is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. Arcade is qualified to transact business in each jurisdiction in which its business is conducted or property is located so as to require such qualification, and it is in good standing in each such jurisdiction, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization of Transaction. Each of Bioplan and Arcade has full corporate power, as the case may be, and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby to which each of Bioplan and Arcade is a party and to perform its respective obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and each of the other agreements contemplated hereby to which each of Bioplan and Arcade is a party has been duly authorized by each of Bioplan and Arcade, respectively. Assuming the due authorization, execution, and delivery by the other parties to each such agreement, this Agreement and each of the other agreements contemplated hereby constitutes the valid and legally binding obligation of each of Bioplan and Arcade, respectively, enforceable in accordance with its terms and conditions, except (i) as limited or delayed by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by the general principles of equity, including laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Capitalization. Arcade is a wholly owned subsidiary of Bioplan.

3.4 Non-contravention. The execution and delivery of this Agreement and each of the other agreements contemplated hereby, and the consummation of the transactions contemplated by this Agreement and each of the other agreements contemplated hereby, will not (i) violate any Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Bioplan or Arcade is subject, (ii) violate any provision of the articles of incorporation, bylaws or other organizational and governance documents of Bioplan or Arcade; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract to which the Business is bound or to which any of the Acquired Assets is subject, or result in the imposition of any Lien upon any of the Acquired Assets, other than Permitted Liens; or (iv) require any consent, approval, or authorization of, or any notice to, filing with, or registration with, any Governmental Body or any Third Party; except, in the case of clauses (i), (iii) and (iv), as would, in the aggregate, be immaterial to the Business.

3.5 Brokers’ Fees. Each of Bioplan and Arcade has no Liability for which Buyer or any Affiliate of Buyer will be liable to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Title to Assets.

(a) All of the tangible assets of Arcade that constitute Acquired Assets are in good condition and repair, except for ordinary wear and tear, and are usable in the Ordinary Course of Business. Assuming receipt of all consents, approvals and authorizations as contemplated hereby, the Acquired Assets include, in all material respects, all assets necessary to conduct the Business consistent with past practice of Arcade.

(b) Except as set forth on Schedule 3.6(b), Arcade owns good and marketable title to all of its tangible and intangible assets that constitute Acquired Assets, free and clear of any Liens, except Permitted Liens.

3.7 Subsidiaries. Schedule 3.7 sets forth a list of Bioplan’s subsidiaries. For the purpose of this Agreement, “subsidiary” means any corporation, partnership, trust, limited liability company or other legal entity, whether incorporated or unincorporated, in which Bioplan owns, directly or indirectly, greater than 50% of the capital stock or other equity interests. Except for the subsidiaries listed on Schedule 3.7, Bioplan does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company or other legal entity, whether incorporated or unincorporated.

3.8 Financial Statements. Attached hereto as Schedule 3.8 are copies of the following consolidated financial statements of the Business (collectively the “Financial Statements”): (i) unaudited and internally generated balance sheets and the related statements of income and cash flow as of and for the fiscal years ended December 31, 2015 (the “Latest Annual Financial Statements”) and December 31, 2014; and (ii) unaudited and internally generated balance sheets and the related statements of income and cash flow (the “Latest Periodic Financial Statements”) as of and for the three (3) fiscal months ended February 29, 2016. The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby (except that such Financial Statements do not include any statements of shareholders’ equity or notes thereto), fairly present, in all material respects, the financial condition of the Business as of such dates and the results of operations of the Business for such periods, and are consistent with the books and records of the Business (which books and records are correct and complete in all material respects); provided that the Latest Periodic Financial Statements may be subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate) and lack footnotes and other similar presentation items.

3.9 Absence of Developments. Except as set forth on Schedule 3.9, since December 31, 2015, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, and except as otherwise set forth on Schedule 3.9, since that date:

(a) Arcade has not sold, leased, transferred, or assigned any of the Acquired Assets, tangible or intangible, other than inventory or immaterial or obsolete personal property sold or otherwise disposed of in the Ordinary Course of Business.

(b) Arcade has not, and to Arcade’s Knowledge, no other party has, accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Arcade is a party which, taken as a whole, could be material to the Business.

(c) Arcade has not imposed or permitted to exist any Lien (other than Permitted Liens) upon any of the Acquired Assets.

(d) Arcade has not made any commitment to make any capital expenditure either involving more than $50,000 in any one case or $100,000 in the aggregate with respect to the Business which has not been fully performed.

(e) Arcade has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) exclusively related to the Business.

(f) Arcade has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, in each case, that will be an Assumed Liability.

(g) Arcade has not delayed or postponed, in any material respect, the payment of accounts payable or other Liabilities of the Business, or accelerated or given discounts, in any material respect, with respect to any accounts receivable of the Business, outside the Ordinary Course of Business.

(h) Arcade has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) material to the operation of the Business.

(i) Arcade has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property of the Business other than licenses granted in the Ordinary Course of Business.

(j) Arcade has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Business’ property which has had or is reasonably expected to have a Material Adverse Effect.

(k) Arcade has not entered into any collective bargaining agreement, written or oral, related to the Business or modified the terms of any such existing agreement.

(l) Other than bonuses and compensation adjustments made in the Ordinary Course of Business, Arcade has not granted any material increase in the base compensation of any Transferred Employee.

(m) Arcade has not adopted, terminated or made any material amendment or modification to any Seller Benefit Plan or other plan, contract, or commitment for the benefit of any of the Business’ employees.

(n) Arcade has not discharged any material Liability or Lien of the Business outside the Ordinary Course of Business.

(o) Arcade has not committed to do any of the foregoing relating to the Business.

3.10 Undisclosed Liabilities. Except as set forth in Schedule 3.10, Arcade has no Liabilities that will be Assumed Liabilities except (A) Liabilities set forth on the face of the Latest

Balance Sheet, (B) Liabilities that have arisen in the Ordinary Course of Business since the date of the Latest Balance Sheet, (C) Liabilities that will be reflected on the Final Net Working Capital Statement or (D) Liabilities arising under and in accordance with the terms of Acquired Agreements not as a result of a default or breach thereof.

3.11 Legal Compliance. Arcade has complied, and is in compliance, in all material respects with all applicable Laws of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice has been asserted in writing, and to Arcade’s Knowledge, no investigation is pending, against Arcade alleging any failure so to comply.

3.12 Tax Matters.

(a) Arcade has timely filed all U.S. federal, state and local income and all other material Tax Returns related to the Business that it was required to file. All such U.S. federal, state and local income and all other material Tax Returns were true, correct and complete in all material respects. All Taxes owed by Arcade related to the Business which have become due have been paid. Arcade is not currently the beneficiary of any extension of time within which to file any such U.S. federal, state and local income and all other material Tax Return related to the Business which is required to be filed. No claim has been made by an authority in a jurisdiction where Arcade does not file Tax Returns that Arcade is or may be subject to taxation by that jurisdiction related to the Business. There are no Liens (other than Permitted Liens) on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Arcade has withheld and paid over to the appropriate taxing authorities all Taxes required to have been so withheld and paid over for all periods prior to the Closing Date under all applicable laws in connection with any amounts paid or owing to any employee, independent contractor, stockholder, or other third party related to the Business.

(c) There is no action, suit, investigation, audit, claim or assessment pending or proposed in writing with respect to Taxes related to the Business and the Acquired Assets for any period for which Tax Returns have been filed or were required to have been filed. Arcade has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Business or the Acquired Assets.

(d) With respect to the Business, Arcade has not: (i) applied in writing for a ruling concerning Taxes from any Taxing Authority; (ii) entered into a closing agreement concerning Taxes with any Taxing Authority; or (iii) granted a power of attorney with respect to any Tax matter that has continuing effect.

3.13 Real Property. Arcade has a valid leasehold interest in the Leased Real Property (as defined below), subject only to the Permitted Liens. Arcade does not own or lease any real property other than the Leased Real Property for the primary use of the Business and is not utilizing other real property which is material to the Business as currently conducted. Arcade has provided Buyer with a true, complete and correct copy of each lease relating to Leased Real Property, and Arcade has not received any written notice of, nor does Arcade have any knowledge of, a default by Arcade under the lease for the Leased Real Property. The Leased Real Property lease is in full force and effect and is valid and enforceable in accordance with its terms, except (i) as limited or delayed by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by the general principles of equity, including laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and there is no default under such lease by Arcade or, to the Knowledge of Arcade, by any other party thereto. Arcade has not leased or otherwise granted to any person the right to use or occupy the Facility or any portion thereof. For purposes of this Agreement, “Leased Real Property” means all of the land and improvements thereon leased pursuant to the lease set forth on Schedule 3.13.

3.14 Environmental Matters. The Businesses is in material compliance with all applicable Environmental Laws. Except as fully and finally resolved before the Closing Date, Arcade has not (x) received any notice of, or (y) been subject to, any administrative or judicial proceeding pursuant to any Environmental Laws with respect to the Business.

In addition to the foregoing:

(a) The Leased Real Property is not being and has not been used by Arcade for the treatment or disposal of any hazardous waste, as that term is defined under Resource Conservation and Recovery Act, or as a landfill.

(b) Except for the ordinary course storage and use of Hazardous Substances used for the Business in compliance with Environmental Laws, the Leased Real Property is not being and has not been used for storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substances.

(c) To Arcade’s Knowledge, underground storage tanks are not located on the Leased Real Property.

(d) The Leased Real Property is free of any Hazardous Substances at concentrations above applicable cleanup objectives in accordance with Environmental Law.

(e) In the last three (3) years, Arcade has not received any written notice, information request, claim or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, lessee, licensee or occupant of the Leased Real Property or any other person with regard to:

(i) a Release or the threat of a Release of any Hazardous Substance on, at or from the Leased Real Property; or

(ii) the violation or alleged violation of any Environmental Law.

(f) Arcade has all Environmental Permits required for the operation of the Business and Arcade is in compliance in all material respects with the terms and conditions thereof.

(g) There are no actions, suits, claims or proceedings, pending against Arcade, or, to Arcade’s Knowledge, threatened against the Business, which could reasonably be excepted to cause the incurrence of expenses or costs of any nature or description or which seek money damages, injunctive relief, response action or any other remedy that arise out of, relate to or result from (A) the operation, violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (B) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance, or (C) human exposure to any Hazardous Substance.

(h) Arcade has made available to Buyer copies of all Phase I and Phase II environmental reports and Environmental Permits in its possession, custody, or control relating to the Leased Real Property.

Notwithstanding anything else in this Agreement, this Section 3.14 shall be the one and only section of the Agreement with any representations that relate to or arise out of Environmental, Health, and Safety Requirements, Environmental Laws, and/or Hazardous Substances.

3.15 Intellectual Property. (a) Arcade owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense or agreement all Intellectual Property included in the Acquired Assets. To Arcade’s Knowledge, with respect to the Intellectual Property included in the Acquired Assets, Arcade is not interfering with, infringing upon, misappropriating, or otherwise violating any Intellectual Property rights of Third Parties, and Arcade, has not in the last three (3) years received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To Arcade’s Knowledge and with respect to the Intellectual Property included in the Acquired Assets, no Third Party has interfered with, infringed upon, misappropriated, or otherwise violated any material Intellectual Property included in the Acquired Assets in any material respect. (b) Schedule 3.15 identifies (i) each item of registered or applied for Intellectual Property, and (ii) any material unregistered Intellectual Property that is owned by Arcade for the primary use of the Business and material to the operation of the Business as currently conducted.

3.16 Tangible Assets. Schedule 3.16 contains the fixed asset register which sets forth all the tangible personal property and assets owned by Arcade and primarily used in the Business, in each case valued individually in excess of $10,000 on a net book value basis and excluding the Excluded Assets.

3.17 Inventory. The inventory of the Business consists of raw materials, supplies, programs and equipment, purchased parts, work in process, finished goods and tooling, all of which is merchantable and fit for the purpose for which it was procured, created or manufactured, and none of which is slow-moving, obsolete, damaged, or defective except to the extent provided for in the reserve for inventory write-down set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Arcade and in the case of equipment, ordinary wear and tear.

3.18 Contracts. (a) Schedule 3.18(a) lists the following Contracts to which the Business is bound or has rights as if a party other than Contracts that are Excluded Assets or Excluded Liabilities:

(i) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum and which is not terminable by Arcade on less than 60 days’ notice;

(ii) any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, which Arcade reasonably anticipates will involve payments in excess of $25,000 per annum and which is not terminable by Arcade on less than 60 days’ notice;

(iii) any Contract concerning a partnership or joint venture;

(iv) any Contract that will be an Assumed Liability under which Arcade has incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligations, or under which a Person has imposed a Lien (other than Permitted Liens) on any Acquired Asset, tangible or intangible;

(v) any Contract that (A) purports to limit or restrict, in any material respect, where the Business may be conducted or the right of the Business to sell or distribute the products or services of the Business as currently conducted to any Person or (B) contains any covenant or provision prohibiting Arcade or any other Person from engaging in any line or type of business the same as or similar to the Business;

(vi) any Contract that is a collective bargaining agreement;

(vii) any Contract (A) for the employment of any individual on a full-time or part-time basis, (B) for the employment of any individual on a consulting or other basis providing annual compensation in excess of $100,000 or (C) providing severance benefits, except, in the case of clauses (A) or (B), which is not at will or terminable on thirty (30) days’ notice;

(viii) any Contract under which Arcade has advanced or loaned any amount to any of its employees of the Business (other than expenses in the Ordinary Course of Business);

(ix) any Contract under which Arcade has advanced or loaned any other Person amounts in the aggregate exceeding $25,000 exclusively related to the Business, except for advances entered into with customers and suppliers of Arcade in the Ordinary Course of Business for payment and other terms, including the supply of materials; or

(x) any other Contract, whether or not made in the Ordinary Course of Business, which is material to the Business or the conduct of the Business.

(b) Arcade has delivered or made available to Buyer a correct and complete copy of each written agreement listed in Schedule 3.18(a) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.18(a). Except as set forth in Schedule 3.18(b), with respect to each Contract required to be listed on Schedule 3.18(a): (A) the Contract is a legal, valid, binding, enforceable obligation of Arcade and, to Arcade’s Knowledge, each other party thereto, and is in full force and effect (except as may be subject to general principles of equity and as may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally); (B) Arcade is not in material breach or default, and, to Arcade’s Knowledge, (i) no other party to such Contract is in material breach or default, and (ii) no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract; and (C) to Arcade’s Knowledge, no party has repudiated any material provision of the Contract.

3.19 Notes and Accounts Receivable; Accounts Payable and Accrued Expenses.

(a) All notes and accounts receivable of Arcade related to the Business are reflected properly, in all material respects, on its books and records, arose in the Ordinary Course of Business and (i) require no additional performance by Arcade to render them valid and (ii) to Arcade’s Knowledge, (A) no defense has been raised as to their collection and (B) are not subject to any material setoffs or counterclaims and are current, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet.

(b) All accounts payable and accrued expenses that will become Assumed Liabilities are accurately reflected on Arcade’s books and records, and are, to Arcade’s Knowledge, valid payables or accrued expenses incurred in the Ordinary Course of Business and are not subject to any material dispute.

3.20 Insurance. Schedule 3.20 sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Arcade is a party, a named insured, or otherwise a beneficiary of coverage with respect to the Acquired Assets or the Business.

With respect to each such insurance policy: (A) the policy is a legal, valid, binding and enforceable obligation of Arcade or its Affiliates, and to Arcade’s Knowledge, in full force and effect in all material respects, as enforceability may be limited by (x) the general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law and (y) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditor’s rights generally; (B) neither Arcade nor, to Arcade’s Knowledge, any other party to the policy is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices), and, to Arcade’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination, modification, or acceleration, under the policy; and (C) to Arcade’s Knowledge, no party to the policy has repudiated any provision thereof.

3.21 Litigation. Schedule 3.21 sets forth each outstanding injunction, judgment, order, decree, ruling, or charge to which the Business or the Acquired Assets are subject and any action, suit, proceeding, or hearing, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case, which shall be an Assumed Liability. None of the actions, suits, proceedings, hearings, and investigations set forth on Schedule 3.21 could reasonably be expected to have a Material Adverse Effect or materially impair or delay the ability of Arcade to perform its obligations under this Agreement.

3.22 Product Warranty. Except as scheduled on Schedule 3.22, there are no claims pending, or to Arcade’s Knowledge, threatened, related to any Liabilities for any product sold, leased or delivered by the Business that will become Assumed Liabilities for replacement or repair thereof or other damages in connection therewith, except to the extent of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Arcade.

3.23 Employees.

(a) Schedule 3.23 lists all Business Employees, together with their title/position, primary workplace location, date of commencement of employment with Arcade (or Color Optics, Inc.), and current annual rate of base salary or hourly rate of pay (as applicable). Schedule 3.23 also notes Business Employees currently on disability or other leaves of absence (including the date such disability or leave commenced and the expected date of return to active employment, if it has been provided to Arcade).

(b) With respect to the Business, except as set forth on Schedule 3.23:

(i) there is no collective bargaining agreement with any labor organization;

(ii) in the last two (2) years, to Arcade’s Knowledge, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iii) no union organizing or decertification efforts are underway or to Arcade’s Knowledge, threatened; and

(iv) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred in the last two (2) years, and none is underway or, to Arcade’s Knowledge, threatened.

(c) Except as set forth in Schedule 3.23, there are no written employment contracts or severance agreements with any Transferred Employee.

3.24 Employee Benefits.

(a) Schedule 3.24 lists each material Seller Benefit Plan. Any unwritten employee benefit plan of the type described in the definition of Employee Benefit Plan is immaterial to the Business.

(i) Except as would not reasonably be expected to result in any material liability to Buyer, each Seller Benefit Plan (and each related trust, insurance contract, or fund) is in material compliance with, and has been maintained, funded, and administered in accordance with its terms and the terms of any applicable collective bargaining agreement, and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(ii) Each Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Seller Benefit Plan is so qualified, and, to Arcade’s Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Seller Benefit Plan or the need to make a self-corrective or voluntary correction under the IRS’s Employee Plans Compliance Resolution System (EPCRS) in order to avoid such loss of qualified status.

3.25 Certain Business Relationships With Arcade. Except as set forth in Schedule 3.25, none of Arcade’s directors, officers or equityholders have been involved in any material business arrangement or relationship with the Business within the past twelve (12) months, and none of the foregoing own any asset, tangible or intangible, that is used in the Business or is an Acquired Asset.

3.26 Permits and Licenses. Arcade has all material necessary permits, certificates, licenses, approvals, consents and other authorizations required to carry on and conduct the Business as now conducted and to own, lease and use the Acquired Assets in the manner in which the Business is now conducted.

3.27 Customers and Suppliers.

(a) Schedule 3.27(a) lists the 10 largest customers and 10 largest suppliers of the Business (on a consolidated basis) for the year ended December 31, 2015 and sets forth opposite the name of each such customer or supplier the dollar amount and percentage of consolidated net sales or total purchases attributable to such customer or supplier (as applicable) for each such year.

(b) Except as set forth on Schedule 3.27(b), as of the date hereof, Arcade has not received any written, or to Arcade’s Knowledge, oral notice that any customer listed on Schedule 3.27(a) will stop, or materially decrease the rate of, buying materials, products or services from Arcade.

Section 4. Buyer’s Representations and Warranties. Except as set forth in the Schedules, Buyer represents and warrants to Bioplan and Arcade that the statements contained in this Section 4 are correct and complete on the date hereof and as of the Closing Date, except to the extent such representations and warranties are made as of a particular earlier date (in which case such representations and warranties are to be correct and complete on such particular earlier date).

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Each of this Agreement and the other agreements contemplated hereby constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except (i) as limited or delayed by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby have been duly authorized by Buyer.

4.3 Non-contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which Buyer is subject, (ii) violate any provision of its articles of incorporation, by-laws, or other governing documents, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create a Lien (other than Permitted Liens) upon, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject, or (iv) require any consent, approval, or authorization of, or any notice to, filing with, or registration with, any Governmental Body or any Third Party, except in the case of clauses (i), (iii) or (iv), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not materially impair or delay the ability of Buyer to perform its obligations under this Agreement or result in a material adverse effect on Buyer. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or regulatory body in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not materially impair or delay the ability of Buyer to perform its obligations under this Agreement.

4.4 Brokers’ Fees. Buyer has no Liability for which Bioplan or Arcade or any of their respective Affiliates could become liable or obligated to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 No Violation or Litigation. As of the date hereof, (i) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened against or affecting Buyer that would, individually or in the aggregate, materially impair or delay the ability of Buyer to perform its obligations under this Agreement and (ii) there is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement in any material respect.

4.6 Investigation; No Other Representations or Warranties. Except for the representations and warranties contained in Section 3, Buyer acknowledges that none of Bioplan, Arcade or any other person on behalf of Bioplan or Arcade makes any other express or implied representation or warranty with respect to the Business, the Acquired Assets, the Assumed Liabilities or with respect to any other information provided to Buyer. Buyer acknowledges that the Acquired Assets are being acquired on an “as is”, “where is” basis and Buyer has made its own investigation and inquiry of the Business, the Acquired Assets and the Assumed Liabilities. In furtherance of the foregoing, and not in limitation thereof, Buyer specifically acknowledges and agrees that neither Bioplan nor Arcade makes any, and has not made any, representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Buyer with respect to the performance of the Acquired Assets or the Business either before or after the Closing Date. Buyer specifically acknowledges and agrees that neither Bioplan nor Arcade makes any, and has not made any, representations or warranties to Business regarding the probable success or profitability of the Business.

4.7 Available Funds. Buyer reasonably believes that the financing required for its payments under this Agreement, including those payments required by Section 1 (the “Financing”), will be available to it as of the Closing pursuant to the Financing Agreement, dated as of August 14, 2015 (as amended and/or modified from time to time, the “Credit Agreement”), among the Buyer, ALJ Regional Holdings, Inc., Faneuil, Inc. and Floors-N-Moore, LLC, in their capacities as borrower, the guarantors identified therein, the lenders from time to time party thereto (collectively, the “Financing Sources”), Cerberus Business Finance, LLC, as collateral agent, and PNC Bank, National Association, as administrative agent. Buyer has no reason to believe that it will be unable to satisfy on a timely basis any condition to effectiveness to be satisfied by it to obtain the Financing on or prior to the Closing Date.

Section 5. Covenants. The Parties covenant and agree as follows:

5.1 Conduct of Business Pending the Closing. (a) Arcade will, solely with respect to the Businses, prior to the Closing: (i) preserve the Business and Acquired Assets intact, retain its permits, licenses and franchises, preserve the existing contracts and goodwill of its customers, suppliers, personnel and others having business relations with it; (ii) conduct the Business only in the Ordinary Course of Business; (iii) have in effect and maintain at all times all insurance of the kinds, in the amounts and with the insurers as is presently in effect or equivalent insurance; (iv) maintain its books, accounts and records with respect to the Business and Acquired Assets in its usual, regular and ordinary manner; (v) pay and discharge when due (including extensions) all Taxes, assessments and governmental charges imposed upon it with respect to the Acquired Assets and the Business (other than those contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP); (vi) comply in all material respects with all material Contracts; and (vii) pay all trade payables (other than those contested in good faith by appropriate proceedings) consistent with past practice.

(b) Arcade will not, solely with respect to the Business and the Acquired Assets, prior to the Closing, without Buyer’s prior written consent do any of the following:

(i) dispose of any of the Acquired Assets or acquire any material assets or properties, other than in the Ordinary Course of the Business consistent with past practice and other than capital expenditures as described to Buyer in writing prior to the date hereof, if any;

(ii) subject any of the Acquired Assets or the Leased Real Property to any Lien other than Permitted Liens, or, except in the Ordinary Course of the Business, incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other person or entity;

(iii) except in the Ordinary Course of Business, materially or adversely modify, amend, cancel or terminate any material Contract, including the making of any prepayment on any existing obligation;

(iv) make any change in any Seller Benefit Plan or enter into any arrangement that would constitute an Employee Plan or in the compensation paid or payable to any officer, employee, agent, representative or consultant of the Business or pay or agree to pay any bonus or similar payment (other than ordinary course increases in compensation or renewals as determined by the management of Arcade, consistent with past practice or payments coming due);

(v) enter into any Contract or agreement with respect to which it has any liability or obligation involving more than $50,000, contingent or otherwise, or which may otherwise have any continuing effect after the Closing, other than in the Ordinary Course of Business consistent with past practice, or which may place any material limitation on the method of conducting or scope of the Business;

(vi) accept advance payments, or otherwise modify its accounting and business policies with respect thereto, other than in the Ordinary Course of Business consistent with past practice;

(vii) do any other act which would impair or prevent the consummation of the transactions contemplated or cause any representation or warranty to be or become false in any material respect; or

(viii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

5.2 No Shop. From the date hereof until the Closing or until the date that this Agreement is terminated pursuant to Section 8.1 below, Arcade agrees that neither Arcade nor any of its Affiliates, nor any of its or their respective officers, directors, representatives or agents will, directly or indirectly, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the Acquired Assets (other than sales of finished goods in the Ordinary Course of Business), or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to the acquisition or purchase of all or substantially all of the Acquired Assets, or otherwise cooperate in any way with, or assist or participate, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

5.3 ISRA Compliance. To the extent the transactions contemplated hereunder trigger ISRA, the Parties shall cooperate to ensure compliance with ISRA. Arcade, at its sole cost and expense, shall be responsible for pursuing compliance with ISRA with respect to the Facility, including, submitting a remediation certification pursuant to N.J.A.C. 7:26B-3.3(c), submitting a remediation in progress waiver pursuant to N.J.A.C. 7:26B-5.4 and/or retaining a licensed site remediation professional to submit a Response Action Outcome, as defined under ISRA, and providing any reasonable assurance required under ISRA.

5.4 Inspection of Records; Litigation Support.

(a) Arcade will retain and make its books and records that primarily relate to or are primarily used in the Business (other than any books and records that would constitute a waiver of attorney-client or attorney work-product privilege absent a joint defense agreement, which the Parties shall enter into if requested by Buyer and reasonably necessary) available for inspection by Buyer, or by its duly accredited representatives, as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defenses or prosecution of legal proceedings (other than in connection with a legal proceeding involving Buyer unrelated to this Agreement or the transactions contemplated hereby), including for purposes of indemnification pursuant to Section 6, at all reasonable times during normal business hours, through the fifth (5th) anniversary of the Closing Date or such longer period to the extent there are any claims outstanding at such time, with respect to all transactions of the Business occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Business. Such access shall be afforded to Buyer only upon receipt of reasonably advanced notice. As used in this subsection, the right of inspection includes the right to make extracts or copies (provided that such copies will be made at the expense of Buyer).

(b) Buyer will retain and make its books and records that primarily relate to or are primarily used in the Business (other than any books and records that would constitute a waiver of attorney-client or attorney work-product privilege absent a joint defense agreement, which the Parties shall enter into if requested by Arcade and reasonably necessary) available for inspection by Arcade, or by its duly accredited representatives, as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defenses or prosecution of legal proceedings (other than in connection with a legal proceeding involving Arcade unrelated to this Agreement or the transactions contemplated hereby), including for purposes of indemnification pursuant to Section 6, at all reasonable times during normal business hours, through the fifth (5th) anniversary of the Closing Date or such longer period to the extent there are any claims outstanding at such time (including with respect to any Excluded Asset or Excluded Liability), with respect to all transactions of the Business occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Business. Such access shall be afforded to Arcade only upon receipt of reasonably advanced notice. As used in this subsection, the right of inspection includes the right to make extracts or copies (provided that such copies will be made at the expense of Arcade).

(c) Following the Closing, the Parties will reasonably cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Business for which the other Party has responsibility under this Agreement (other than in connection with a dispute among the Parties) by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts and other information regarding the Business and its products as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access may be restricted to the extent that (i) it unreasonably interferes with the normal business operations of the requested Party or its subsidiaries; (ii) such restriction is required by applicable Laws, (iii) such access would result in a violation of confidentiality obligations to a Third Party or (iv) disclosure of any such information would result in the loss or waiver of the attorney-client privilege (provided that such party and/or counsel for such Party shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege). The requesting Party shall reimburse the other Party for its reasonable out-of-pocket expenses paid to Third Parties in performing its obligations under this Section 5.4(c).

5.5 Payroll Taxes and Payroll Records. Buyer and Arcade agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-4. For the avoidance of doubt, (i) Arcade and Buyer shall report on a predecessor/successor basis as set forth in Rev. Proc. 2004-53, I.R.B. 2004-4, (ii) Arcade will be responsible for furnishing a Form W-2 (or similar earnings statement) to each such Transferred Employee disclosing all wages and other compensation paid and taxes withheld therefrom, for the calendar year that includes the Closing Date through such Closing Date and (iii) Buyer will be responsible for furnishing a Form W-2 (or similar earnings statement) to each such Transferred Employee disclosing all wages and other compensation paid and taxes withheld therefrom, for the calendar year that includes the Closing Date from such Closing Date through the end of such calendar year. In addition, Arcade shall retain full employment tax reporting responsibilities with respect to all Business Employees who do not become Transferred Employees, if any. Arcade will provide reasonable assistance to Buyer with the payroll record transfer to Buyer’s payroll vendor in connection with Buyer’s obligations under Section 5.7.

5.6 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement will not constitute an agreement to transfer or assign, or a transfer or assignment of, any Contract, permit, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof, without the consent required or necessary for such assignment, would constitute a breach thereof. Arcade shall, and shall cause its officers, employees and subsidiaries to, use reasonable best commercial efforts and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Acquired Assets, and from time to time following the Closing, Arcade shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Acquired Assets. In the case of licenses, certificates, approvals, authorizations, agreements, Contracts, leases, easements and other commitments included in the Acquired Assets and (a) which cannot be transferred or assigned effectively without the consent of Third Parties which consent has not been obtained prior to the Closing, each Party will reasonably cooperate with the other Party at its request in endeavoring to obtain such consent promptly after the Closing, and if any such consent is unobtainable, Arcade will use its reasonable best commercial efforts to assist Buyer in securing the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, each Party will reasonably cooperate with the other Party and Arcade will use its reasonable best commercial efforts to secure Buyer the benefits thereof in some other manner (including the exercise of the rights of Arcade thereunder). For the purposes of this Section 5.6, the term “reasonable best commercial efforts” shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required.

5.7 Employees.

(a) Promptly following the date hereof, Buyer or one of its Affiliates shall make offers of at-will employment to each Business Employee, and enroll each Business Employee into employee benefit plans, in each case to be effective upon the Closing. Each such offer of employment made pursuant to this Section 5.7(a) shall, with respect to each such Business Employee, provide for employment at the same location, and at base compensation/wage levels (as applicable), annual bonus opportunities (if applicable) and employee benefits, and other terms and conditions of employment equivalent to those offered by Arcade to the affected Business Employee (taking into account for all purposes, such Business Employee’s years of service with the Business, as provided in Section 5.7(b)); provided, however, that with respect to any Business Employee whose employment prior to the Closing was governed by an Assumed Compensation Arrangement, the terms and conditions of the employment of such Business Employee shall be governed by such applicable Assumed Compensation Arrangement. Each such offer shall contain an agreement by the Business Employee that Arcade has no obligation to pay out accrued and unused vacation and that such time will be assumed by Buyer for use in accordance with the policies in place with the Business immediately prior to Closing. Each such Business Employee who accepts Buyer’s offer of employment and actually performs services for Buyer on or after the Closing Date is hereinafter referred to as a “Transferred Employee.” Nothing herein shall be construed as a representation, warranty, covenant or guarantee by Arcade that some or all of the Business Employees will accept the offer of employment from Buyer. Notwithstanding anything herein to the contrary, to the extent that a (i) Business Employee does not become a Transferred Employee, Buyer shall be solely responsible for all severance payments and benefits to such Business Employee that are no less favorable than those that would be paid to such Business Employee under the applicable Arcade severance plan or policy as of the Closing Date (taking into account such Business Employee’s years of service with the Business), and (ii) Transferred Employee is terminated by Buyer after Closing (except as set forth as an Assumed Compensation Arrangement), Buyer shall be solely responsible for all severance payments and benefits to such Transferred Employee that are no less favorable than those that would be paid to a similarly-situated employee of Buyer or any of its Affiliates upon a termination of such employee’s employment at such time under such circumstances (taking into account for all purposes such Transferred Employee’s years of service with the Business, as provided in Section 5.7(b)). Nothing in this Section 5.7(a) is intended to limit or restrict the rights of Buyer or any of its Affiliates to terminate the employment or transfer the location of any Transferred Employee, for any reason or no reason and with or without notice (except as otherwise set forth in an Assumed Compensation Arrangement).

(b) For purposes of determining the number of days to which each Transferred Employee shall be entitled by Buyer and its Affiliates during the calendar year in which the Closing Date occurs, Buyer shall assume and honor all vacation days accrued or earned but not yet taken by such Transferred Employee as of the Closing Date to the extent permitted by applicable Law. Arcade shall be responsible for paying out any earned and unused vacation and (if applicable) sick days of the Business Employees upon their termination of employment with Arcade that is required by applicable Law to be so paid as of the Closing Date except to the extent included in the Final Net Working Capital Statement. Buyer shall be responsible and liable for payment of any Accrued Compensation Obligations earned by a Transferred Employee during his or her employment with Arcade, including all vacation days accrued and earned but not taken by any salaried Transferred Employee that are not included in the Final Net Working Capital Statement.

(c) Effective as of the Effective Time, the Transferred Employees shall cease to be covered by the Seller Benefit Plans. Arcade shall retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his/her covered dependents prior to the Closing. Expenses and benefits with respect to claims incurred by Business Employees or their covered dependents on or after the Closing shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred by a Transferred Employee (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted). Periods of employment with Arcade and/or any of its current or former Affiliates, to the extent previously recognized under any of the Seller Benefit Plans shall be taken into account for all purposes, including, as applicable, eligibility for participation, vesting, level of benefits, and benefit accrual of any Transferred Employee under the applicable employee benefit plan offered by Buyer or an Affiliate of Buyer to the Transferred Employees, including vacation plans or arrangements, 401(k) or other retirement plans, and any severance and welfare plans, except to the extent (i) such credit would result in duplication of benefits or (ii) of benefit accruals by Arcade under its defined benefit pension plans, if any.

(d) Buyer shall use commercially reasonable efforts to (i) waive any limitation on health insurance coverage of Transferred Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Buyer or an Affiliate of Buyer to the extent such condition was satisfied or waived under any of Seller Benefit Plans, and (ii) credit Transferred Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Transferred Employee or their eligible dependent, in each case, under the comparable Seller Benefit Plan during the plan year in which the Closing Date occurs for the purpose of determining the extent to which any such Employee or their eligible dependent has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Buyer or an Affiliate of Buyer for such year.

(e) Buyer shall be responsible for providing, and shall assume all liabilities in respect of, the provision of continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”), for all Transferred Employees (and covered dependents) with respect to any “qualifying event” (within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) who are employees entitled to benefits. Arcade shall retain all COBRA responsibilities and obligations imposed by Law on it for those individuals (and covered dependents) who (i) as of the Closing Date are currently receiving COBRA Continuation Coverage, (ii) are eligible for COBRA Continuation Coverage as a result of a qualifying event incurred prior to the Closing Date and (iii) any personnel who does not become employed by Buyer as of the Closing, provided that Buyer has complied with the terms of this Section 5.7.

(f) Regardless of anything else contained herein, the Parties do not intend for this Agreement to amend any employee benefit plans or arrangements or create any rights or obligations except between the Parties. No Transferred Employee or other current or former employee of Arcade, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

(g) Arcade and its Affiliates agree to permit each Transferred Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under any Arcade benefit plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code (the “401(k) Plan”) if such rollover is elected in accordance with applicable Laws by such Transferred Employee. Buyer agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept a direct rollover to the Buyer 401(k) Plan of such Transferred Employee’s account balances under the 401(k) Plan as soon as practicable following the Closing Date, excluding the rollover of such Transferred Employee’s loan note outstanding under the 401(k) Plan. Notwithstanding the foregoing, with respect to each Transferred Employee whose account in the 401(k) Plan includes an outstanding loan note, Buyer shall direct the plan administrator of the Buyer 401(k) Plan to use its reasonable best efforts to offer a direct rollover of such loan note to each such Transferred Employee in an amount equal to the outstanding balance of such Transferred Employee’s loan note held in the 401(k) Plan as of the expiration of the Transition Services Agreement; provided that if despite using reasonable best efforts the plan administrator of the Buyer 401(k) Plan is unable to offer a direct rollover of such loan note to each such Transferred Employee, Buyer shall direct the plan administrator of the Buyer 401(k) Plan to offer a replacement loan to each such Transferred Employee subject to the eligibility requirements thereunder.

(h) With respect to each Transferred Employee, Arcade shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims, whether incurred prior to, on or after the Effective Time which are the result of an injury or illness occurring prior to the Effective Time, excluding any Liability to the extent of the exacerbation or reoccurrence of any injury or illness.

(i) Notwithstanding the foregoing or any other provision of this Agreement, the terms and conditions of employment, including compensation and benefits,

applicable to any Transferred Employee who is covered by a collective bargaining agreement, shall be governed by the terms of the applicable collective bargaining agreement.

(j) Buyer shall be liable to take all actions, including, without limitation, the giving of notice, and the payment of all amounts to comply with WARN (or any penalty arising thereunder) in connection with any employment actions taken, or omitted to be taken, by Buyer in connection with the Closing, including, without, limitation a failure by Buyer to comply with the terms of this Section 5.7 with respect to the hiring of the Business Employees at Closing on the terms and conditions set forth herein or any actions taken by Buyer thereafter. Notwithstanding Buyer’s liability under the WARN Act, Buyer shall not take or omit to take any act as of or after the Closing, the effect of which would reasonably be expected to cause Arcade to incur any liability under the WARN Act.

5.8 Accounts Receivable. In the event Arcade or any of its Affiliates will receive any payment or instrument of payment of any of the accounts receivable included in the Acquired Assets following Closing, Arcade will promptly deliver it to Buyer, endorsed where necessary, without recourse, in favor of Buyer. Similarly, in the event Buyer or any of its Affiliates will receive any payment or instrument of payment of any Excluded Assets or Excluded Liability following Closing, Buyer will promptly deliver it to Arcade, endorsed where necessary, without recourse, in favor of Arcade.

5.9 Covenant Not to Compete; Covenant Not to Solicit. As an inducement for Buyer to enter into this Agreement, each of Bioplan and Arcade agrees that:

(a) From and after the Closing and continuing for a period equal to the longer of (i) two (2) years from the Closing Date, or (ii) the duration of the initial term of the Supply Agreement (without giving effect to any extension or replacement thereof), neither Bioplan nor its direct or indirect subsidiaries (now or hereafter existing, subject to the terms of this Section 5.9 as to after-acquired businesses) will solicit, request, induce, or attempt to persuade the customers of the Business listed on Schedule 5.9(a) (which were customers of the Business conducted by Arcade on the Closing Date) to adversely modify in any material respect their relationship with the Business for folding SPS cartons and boxes, hang tags, box wraps and neckers (collectively, the “Products”) as conducted by the Business immediately prior to the Closing within the United States and Canada (the “Restricted Territory”); for the avoidance of doubt none of Bioplan or its subsidiaries (now or hereafter existing) shall be deemed to be prohibited from nor shall any such action by Bioplan or its subsidiaries result in violation of this provision by virtue of its solicitation, request, inducement or persuasion of such customers with respect to any of the products and services Bioplan or its subsidiaries offer or sell, including without limitation, as may require the fulfillment of requirements for the Products through third parties in connection with the business, products and services to be provided by Bioplan and its subsidiaries.

(b) From and after the Closing and continuing for a period equal to the longer of (i) two (2) years from the Closing Date, or (ii) the duration of the initial term of the Supply Agreement (without giving effect to any extension or replacement thereof) neither Bioplan nor its direct or indirect subsidiaries (now or hereafter existing) will directly engage as a material part of its business in the manufacture of the Products as currently produced by the Business immediately prior to the Closing. For the avoidance of doubt nothing set forth in this Section 5.9(b) (except as set forth in the preceding sentence) shall (i) be deemed to prohibit competition with Buyer by, or restrict the operation of the businesses of, Bioplan or any other subsidiary of Bioplan (now or hereafter existing), which Buyer acknowledges and agrees are engaged in businesses with such customers and other parties for the same or substantially similar products to the Products and other products and services of the Business as part of their operations, including the business of developing, designing, producing and distributing commercial printed products, multi-sensory and interactive sampling packaging, devices, pieces and boxes (including as may be incorporated into or onto the Products), packaging, blister cards, carrier cards, vial cards, magazine, catalog and publication inserts, coupons, blow-ins, remittance envelopes, statement enclosures, direct mail, direct sell and point of sale materials, gift with purchase and purchase with purchase program materials, imaged printed products, credit or promotional cards and other advertising, marketing and promotional formats and pieces, prepress and pre-media, in line finishing, personalization, insertion and packaging, data processing, mail list and logistics in connection with the production of any of the foregoing, (ii) fulfilling its needs directly or indirectly for the Products to service its customers’ requirements to the extent not required to be produced by Buyer under the Supply Agreement (including as requirements are allowed to be provided to third parties for production under certain circumstances or subject to certain conditions), or (iii) prohibit Bioplan or any of its subsidiaries (now or hereafter existing) from acquiring, owning and operating, or otherwise investing in, (A) a Person that engages in a business that is the same as or substantially similar to the Business (so long as the portion of the revenue of such Person derived solely from such business in the production of the Products does not account for a substantial portion of such Person’s total consolidated revenue, based on such revenue from such Person’s most recently completed fiscal year) or (B) a Person that engages in a business that is the same as or substantially similar to the Business, so long as the investment by Bioplan or any of its subsidiaries is less than 5% of the outstanding ownership interest in such Person. Each investment or acquisition made by Bioplan or its subsidiaries which is the subject to this Section 5.9(b) must be permissible hereunder at the time of such investment or acquisition, provided, however, that any such investment or acquisition was permissible when made cannot thereafter be the basis of a claim under this Section 5.9(b).

(c) From and after the Closing and continuing for a period of two (2) years from the Closing Date, neither Bioplan nor its direct or indirect subsidiaries will, directly or indirectly, solicit, request, induce or attempt to persuade any Transferred Employee to terminate or modify such employment with the Business; provided however, that nothing in this Section 5.9(c) shall apply to any person (i) whose employment shall have been terminated by Buyer or (ii) whose employment shall have been terminated by such employee for a period of at least one hundred and twenty (120) days. The restrictions contained in the preceding sentence, however, shall not preclude general solicitations of employment made by Bioplan or any of its subsidiaries that are not specifically targeted in whole or in part at Transferred Employees or the hiring of any Transferred Employee pursuant to such solicitations. As of Closing, the foregoing shall supersede Arcade’s non-solicitation obligations under the Confidentiality Agreement.

(d) Bioplan recognizes that the territorial, time and scope limitations set forth in this subsection are reasonable and are required for the protection of Buyer, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to the reduction of either or any of said territorial, time, or scope limitations, to the minimum extent necessary, to such an area, period, or scope as said court will deem reasonable under the circumstances. Notwithstanding anything set forth herein to the contrary, in no event shall the restrictions set forth in this Section 5.9 be binding upon or otherwise be deemed to apply to any successor or assign of Bioplan or any of its subsidiaries or any of its or their respective businesses, properties or assets (or to any Affiliate of any such successor or assign), whether by way of a sale of stock or assets or any other sale, assignment, disposal or transfer otherwise, regardless of form of any such transaction, except that this Section 5.9 shall continue to apply, after any such transaction, to Bioplan or any of its subsidiaries or its or their respective businesses, properties or assets that are not transferred, assigned or otherwise disposed of or succeeded to.

5.10 Injunctive Relief. Bioplan specifically recognizes that any breach of Section 5.9 will cause irreparable injury to Buyer and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Bioplan agrees that in the event of any such breach, Buyer will be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Further, in the event that Bioplan has been found to have materially and intentionally violated any of the terms of Section 5.9 above, either after a preliminary injunction hearing or a trial on the merits, Bioplan will pay to Buyer its costs and expenses, including reasonable attorneys’ fees, in enforcing the terms thereof.

5.11 Access to Tax Return Information. Buyer will cooperate with Arcade and its Affiliates, agents and representatives, and Arcade will cooperate with Buyer, its Affiliates, agents and representatives, in connection with the preparation of the other Party’s respective Tax Returns with respect to the Business or the Acquired Assets for the period in which the transaction contemplated by this Agreement is completed.

5.12 Confidentiality.

(a) Each Party agrees that such Party will not from the Closing Date until the second (2nd) anniversary of the Closing Date, directly or indirectly, without the prior written consent of the other Parties, disclose or use any Confidential Information (including information with respect to the legal, financial or other terms or conditions of this Agreement or any of the transactions contemplated hereby); provided that Buyer may disclose any such information in order to satisfy its obligations under the Securities Exchange Act of 1934, as amended, upon prior notice and subject to the terms of the Confidentiality Agreement, and use or disclose any Confidential Information included in the Acquired Assets or otherwise reasonably related to the Business or the Acquired Assets and such Confidential Information shall be considered the confidential information of Buyer, and Arcade shall not use or disclose any such Confidential Information, except to their respective officers, directors, employees and advisors (including attorneys, accountants and financial representatives) as may be needed in order to assist in the preparations of Tax Returns, enjoy the Excluded Assets or perform the Excluded Liabilities or for pending or threatened lawsuits or proceedings related to the Excluded Assets or the Excluded Liabilities; provided further, that the provisions of this Section 5.12(a) will not prohibit any retention of copies of records or disclosure (i) as permitted by Section 5.12(b) or (ii) made in connection with enforcement of any right or remedy relating to this Agreement (including any indemnity claims pursuant to Section 6) or the transactions contemplated hereby.

(b) If a party or any of its Affiliates become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then that party will (i) give the other party prompt written notice of such requirement and (ii) consult with and assist the other party, at the other party’s expense, in obtaining an injunction or other appropriate remedy to prevent such disclosure. Subject to the previous sentence, the disclosing party or such Affiliate may make only such disclosure that, on the advice of its counsel, it is legally compelled or otherwise required to make.

(c) Except as may be required by applicable law or as expressly contemplated by this Agreement, no press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any Party without prior notice to the other Party; provided, further that the disclosing Party shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent of any statements concerning or referencing the other Party or the terms and conditions of this Agreement or other related agreements (including the status thereof).

5.13 Proration of Certain Items. With respect to certain expenses incurred in the operation of the Business, the following prorations shall be made:

(a) Operating Expenses. Subject to the specific provisions of this Section 5.13, Arcade shall continue to be responsible for all costs and expenses attributable to the operation of the Business and the ownership of the Acquired Assets up to the Closing Date (except to the extent they are included in the Final Net Working Capital Statement), and Buyer shall become responsible for all costs and expenses attributable to the ownership of the Acquired Assets from and after the Closing Date.

(b) Personal Property Leases. The next payment due to lessor after the Closing Date with respect to any leased equipment that is assigned to and assumed by Buyer shall be apportioned between Arcade and Buyer based on the time in such period before and after the Closing Date, with Arcade being responsible for the portion attributable to the period prior to the Closing Date (except to the extent they are included in the Final Net Working Capital Statement) and Buyer being responsible for all of the portion attributable to the period from and after the Closing Date.

(c) Employees. All personnel-related expenses shall be calculated and allocated in accordance with Section 5.7.

To the extent due and payable, the prorations set forth above will be paid by the appropriate party at the Closing. If the prorations are not determined at the Closing or not then due, then an appropriate amount equal to any such amount due by Buyer to Arcade or by Arcade to Buyer shall be paid in cash, as the case may require, from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided for in this Section 5.13.

5.14 Intercompany Accounts. Buyer acknowledges that, on or prior to the Closing, Arcade will settle or cancel all intercompany accounts between the Business, on the one hand, and Arcade and its subsidiaries, on the other hand, except for this Agreement, the Transition Services Agreement or as set forth on Schedule 5.14. Except for this Agreement, the Transition Services Agreement and as otherwise contemplated by this Agreement or set forth on Schedule 5.14, on or prior to the Closing Date, Arcade shall terminate, or cause to be terminated all contracts, agreements or understandings, including, for the avoidance of doubt, Tax sharing or similar agreements, between Arcade or its Affiliates, on the one hand, and the Business, on the other hand.

5.15 New Jersey Bulk Sale Law; Release of New Jersey Division of Taxation Escrow. Buyer shall promptly following the date hereof provide Arcade with the proposed, completed Form C-9600 to be filed with the Division of Taxation of the State of New Jersey and subject to any comments provided by Arcade, which Arcade shall provide to Buyer not less than three (3) business days following its receipt from Buyer, Buyer shall promptly and in any event within three (3) business days thereafter, file the completed Form C-9600, together with a copy of this Agreement, with the Division of Taxation of the State of New Jersey. Buyer shall promptly advise Arcade of any correspondence received by Buyer from the State of New Jersey with respect to the filing, including, without limitation, any escrow letter directing any amount to be withheld at Closing, or any clearance letter indicating that no escrow is required, or related to the Bulk Sale Escrow Amount, if any, including, without limitation, with respect to any amount of the Bulk Sale Escrow Amount being directed to be paid to the State of New Jersey, any reduction in the amount to be withheld, or any release of any amount to Arcade, and allow Arcade the opportunity to engage with the State of New Jersey, including, without limitation to contest any amount Arcade does not believe in good faith is due, provided that Arcade keeps Buyer informed of any such engagement with the State of New Jersey or contest. Buyer shall (or, if applicable, direct the escrow agent to) remit to Arcade by wire of immediately available funds to an account directed in writing by Arcade as soon as practicable and in any event within five (5) business days of receipt by Buyer or Arcade of a clearance letter or other release from the State of New Jersey indicating the release of the Bulk Sale Escrow Amount, or any portion thereof, that is no longer required to be held or remitted to the State of New Jersey, such amount indicated by the State of New Jersey. Buyer shall not release any portion of the Bulk Sale Escrow Amount to the State of New Jersey so long as it remains in good faith dispute between Arcade and the State of New Jersey, provided that subject to the foregoing, Buyer shall promptly (or direct the escrow agent to) remit from the Bulk Sale Escrow Amount any amount due to the State of New Jersey. Buyer shall be liable for any penalty or interest due to or arising from its failure to make timely payment provided Arcade has timely provided funds sufficient to make such payment.

5.16 Insurance. (a) As of the Closing: (i) Arcade will terminate or cause its Affiliates to terminate all coverage relating to the Business and its assets and employees under Bioplan’s insurance policies for the benefit of all of their controlled subsidiaries; provided, however, that (i) no such termination of any insurance policy in force as of the Closing shall be effected so as to prevent the Business from recovering under such policies for losses from events occurring prior to the Closing to the extent Arcade shall have received written notice of claims relating to such events on or before the 90th day following the Closing and, for the avoidance of doubt, solely to the extent such losses relate to liabilities payable by the Business, it being understood that the Business shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; (ii) no such termination of any claims made policy in force as of the Closing shall be effected so as to prevent the Business from recovering under such policies for losses from events occurring prior to the Closing to the extent Arcade shall have received written notice of claims relating to such events on or before the Closing and, for the avoidance of doubt, solely to the extent such losses relate to liabilities of the Business; and (iii) Buyer shall become solely responsible for all insurance coverage and related risk of loss with respect to the Business and its assets and employees based on (x) events occurring on or after the Closing and (y) events occurring prior to the Closing for which notice has not been received as described by the respective date set forth in the foregoing clauses (i) and (ii). Arcade does not assume or incur any liability with respect to Buyer in providing the assistances described herein. Arcade shall promptly be reimbursed by Buyer for all reasonable costs and expenses paid after the Closing reasonably incurred in providing the assistance described in this Section 5.16, including out of pocket third party expenses, including attorneys’ fees and claims adjustment expenses, paid in connection with investigating, preparing, or pursuing recoveries from insurance contracts and retroactive or prospective premium increases to the extent (and only to the extent) attributable to losses incurred in connection with the Business following the Closing. (b) To the extent that, after the Closing, the Buyer or Arcade require any information regarding claim data, payroll or other information or access to employees in connection with the satisfaction of any of its respective obligations pursuant to Sections 5.5 and 5.7 or otherwise in order to make filings with insurance carriers, Arcade shall promptly supply such information and access that is reasonably requested to Buyer and Buyer shall cause the Business promptly to supply such information and access to Arcade.

5.17 Use of Name. Following the Closing, certain of the Excluded Assets may still bear, contain or use the “Color Optics” marks or trade names, including signage, yellow pages, marketing materials, stationery and websites. Arcade will as soon as reasonably practicable but in any event not later than August 31, 2016 take such action to remove, cease use of and/or replace such references and such removal or replacement shall not intentionally denigrate the “Color Optics” name or mark, including, without limitation, by amending the organizational documents of Color Optics, Inc. to change its name from Color Optics, which Arcade shall do not later than one hundred and twenty (120) days after the Closing Date. Following the Closing, certain of the Acquired Assets may bear, contain or use the “Arcade”, “Arcade Beauty” or other marks or trade names of Bioplan or its Affiliates, including signage, yellow pages, marketing materials, stationery and websites. Buyer will as soon as reasonably practicable but in any event not later than August 31, 2016 take such action to remove, cease use of and/or replace such references and such removal or replacement shall not intentionally denigrate the “Arcade”, “Arcade Beauty”, “Bioplan” or such other names or marks of Bioplan or its subsidiaries. The foregoing shall not be in limitation of any limited license provided to either Party by the other Party under the Supply Agreement subject to the terms and conditions thereof.

5.18 Conveyance Taxes. Arcade and Buyer shall each be liable for fifty percent (50%) of any personal property transfer or gains, sales, use, transfer, value added, and stamp taxes, and any similar Taxes and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) which become payable in connection with the transactions contemplated hereby, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer and Arcade shall cooperate in executing and delivering all instruments and certificates necessary to comply with the foregoing. Each Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that the costs of such filings shall be paid equally by each of Buyer and Arcade. In addition, to the extent applicable, Buyer shall complete and execute a resale or other exemption certificate with respect to any inventory items sold hereunder, and shall provide Arcade with an executed copy thereof.

5.19 Financing. Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing, including using reasonable best efforts to (i) satisfy on a timely basis all conditions applicable to Buyer for the Financing that are within their control and otherwise comply in all material respects with its obligations for the Financing, (ii) execute definitive agreements with respect thereto on the terms and conditions set forth in the draft amendment to the Credit Agreement, in the form attached hereto as Exhibit H (as such draft agreement may be modified by Cerberus Business Finance, LLC and Buyer), and that would not impose new or additional conditions precedent to the receipt of the Financing in a manner that would reasonably be expected to delay or prevent the Closing. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice if it has any reason to reasonably believe that the Financing will become unavailable on the terms and conditions reasonably acceptable to Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer shall have no liability under this Section 5.19 except to the extent of the Buyer Termination Fee pursuant to Section 8.2. For the avoidance of doubt, Section 9.13 shall have no application to this Section 5.19.

Section 6. Indemnification.

6.1 Survival of Representations and Warranties. The representations and warranties of Arcade and Bioplan contained in Section 3 or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for any claim thereunder for the period ending the earlier of March 31, 2017 or nine (9) months after the Closing Date (the “Survival Period”); provided, however, that the representations and warranties set forth in the first sentence of Section 3.1 (Organization, Power and Authority), Section 3.2 (Authorization of Transaction) and Section 3.6(b) (Title to Assets) (the “Arcade Fundamental Representations”) and the representations and warranties set forth in Section 3.12 (Tax Matters) shall survive until thirty (30) days after the last day of the applicable statute of limitations period for any claim relating thereto (taking into account any extension or waiver thereof), and, unless otherwise indicated, the covenants and agreements set forth in this Agreement which contemplate survival following the Closing Date (the “Seller Covenants”) shall survive after the Closing in accordance with their respective terms or the earlier of their performance, satisfaction or waiver for any claim thereunder. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing for the Survival Period ending nine (9) months after the Closing Date, provided, however, that the representation and warranty set forth in Section 4.2 (Authorization of Transaction) (the “Buyer Fundamental Representation”) shall survive until thirty (30) days after the last day of the applicable statute of limitations period for any claim relating thereto (taking into account any extension or waiver thereof), and, unless otherwise indicated, the covenants and agreements of Buyer set forth in this Agreement which contemplate survival following the Closing Date (the “Buyer Covenants”) shall survive after the Closing Date in accordance with their respective terms or the earlier of their performance, satisfaction or waiver for any claim thereunder. For the avoidance of doubt, neither Arcade or Bioplan on the one hand, or Buyer on the other hand, shall have any liability with respect to claims first asserted under this Section 6 after the applicable survival period.

6.2 Indemnification Provisions for Buyer’s Benefit.

(a) Arcade and Bioplan, jointly and severally, shall indemnify Buyer and its successors, assigns, Affiliates, members, directors, managers, officers, employees and representatives (each a “Buyer Covered Person”) from and against any Adverse Consequences such Buyer Covered Person suffers resulting from, arising out of, relating to, or caused by any of the following:

(i) the breach of any representation or warranty made by Arcade or Bioplan contained in Section 3 of this Agreement;

(ii) the breach of any Seller Covenant made or to be performed by Arcade or Bioplan in this Agreement; and

(iii) any Excluded Asset or Excluded Liability.

(b) Arcade will indemnify the Buyer Covered Persons from and against all Taxes other than Income Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to taxable years or periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date; provided that, with respect to any Straddle Period, Arcade shall be liable only for the portion of such Straddle Period ending on the Closing Date, and Buyer will be liable for the portion of such Straddle Period beginning after the Closing Date. For purposes of this Section 6.2(b), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

6.3 Indemnification Provisions for Arcade’s Benefit.

(a) Buyer shall indemnify Bioplan, Arcade and their respective successors, assigns, Affiliates, members, directors, managers, officers, employees and representatives (each a “Seller Covered Person”) from and against any Adverse Consequences such Seller Covered Person suffers resulting from, arising out of, relating to, or caused by any of the following:

(i) the breach of any representation or warranty made by Buyer contained in Section 4 of this Agreement;

(ii) the breach of any Buyer Covenant made or to be performed by Buyer in this Agreement; and

(iii) any Acquired Asset or Assumed Liability for periods after the Effective Time (or to the extent reflected in the Closing Date Working Capital Statement).

(b) Buyer agrees to indemnify the Seller Covered Persons from and against (i) all Taxes other than Income Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to taxable years or periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date; provided that, with respect to any Straddle Period, Arcade shall be liable only for the portion of such Straddle Period ending on the Closing Date, and Buyer will be liable only for the portion of such Straddle Period beginning after the Closing Date, and (ii) all amounts not timely remitted by Buyer under Section 5.15 (provided that Arcade has timely remitted the funds to Buyer). For purposes of this Section 6.3(b), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

6.4 Thresholds.

(a) Arcade shall not be obligated to pay indemnity for any Adverse Consequences described in Section 6.2(a)(i) or (ii) unless such Adverse Consequences exceed $50,000 in the aggregate (the “Basket”); in which case Arcade shall be obligated to pay indemnity for the amount of such Adverse Consequences in excess of the Basket. For the avoidance of doubt, the Basket shall not apply to any indemnity for any Adverse Consequence described in Section 6.2(a)(iii) or 6.2(b). Notwithstanding the foregoing, the Basket will not apply to any fraud or willful misconduct of Arcade or Bioplan.

(b) Buyer shall not be obligated to pay indemnity for any Adverse Consequences described in Section 6.3(a) (i) or (ii) unless such Adverse Consequences exceed the Basket in the aggregate; in which case Buyer shall be obligated to pay indemnity for the amount of such Adverse Consequences in excess of the Basket. For the avoidance of doubt, the Basket shall not apply to any indemnity for Adverse Consequences described in Section 6.3(a)(iii) or 6.3(b). Notwithstanding the foregoing, the Basket will not apply to any fraud or willful misconduct of Buyer.

6.5 Notice of Claims; Matters Involving Third Parties.

(a) Any Buyer Covered Person or any Seller Covered Person entitled to indemnification hereunder (the “Indemnified Party”) against any other Party (the “Indemnifying Party”), will promptly (and in no event later than ten (10) business days after the Indemnified Party becomes aware of the facts or circumstances giving rise to such claim for indemnification hereunder) notify each Indemnifying Party thereof in writing; provided that a notice in respect of any pending or threatened action at Law or suit in equity by or against a Third Party as to which indemnification will be sought (each such action or suit being a “Third-Party Claim”) shall be given promptly after the suit or action is commenced; provided further that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party or the defenses that may be asserted by it is thereby prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnified Party shall reasonably cooperate in connection therewith so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim, subject to the Basket and the Indemnification Cap; (B) if requested by the Indemnified Party, the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have sufficient financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; and (C) the Indemnifying Party conducts the defense of the Third-Party Claim in a reasonably diligent manner; provided that, in no event will Buyer have the right to defend against a Third Party Claim which primarily relates to the Excluded Assets or the Excluded Liabilities. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) The Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed). The Indemnifying Party will not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(d) In the event that the Indemnifying Party does not have the right to defend against, or does not elect to defend against, any Third-Party Claim under Section 6.5(b), (A) the Indemnified Party may defend against the Third-Party Claim, subject to Section 6.5(c); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim; in each case subject to the limitations provided in this Section 6.

6.6 Distributions from Holdback Amount.

(a) Buyer and Arcade acknowledge and agree that with respect to any Adverse Consequences a Buyer Covered Party shall seek under this Section 6, it shall seek such amount first against available amounts under the Holdback Amount, subject to and in accordance with the terms of this Section 6., so long as it remains available and in effect under the terms of Section 1.4, prior to seeking any amount directly from Bioplan or Arcade.

(b) (i) Buyer shall give written notice of any claim for indemnification pursuant to this Section 6 to Arcade and set off against the Holdback Amount (the “Claim Notice”), which notice shall set forth the amount of the Adverse Consequences (which may be a good faith estimate thereof but which shall state in reasonable detail the basis for the amount or estimate thereof) suffered, or which may be suffered, by Buyer or a Buyer Covered Person (the “Claimed Amount”). (ii) Within fifteen (15) business days of Arcade’s receipt of the Claim Notice or the Actual Claim Amount Notice (as defined below) (the “Notice Period”), Arcade may accept or object to the Claim (in its entirety or in part) by sending written notice of such acceptance or objection to Buyer. In the event that Arcade so objects by sending a notice of objection (the “Notice of Objection”), such notice shall set forth, in reasonable detail, the basis for such objection and the portion of the Claimed Amount which Arcade objects to being deducted from the Holdback Amount in respect of the Claim Notice or the Actual Claim Amount Notice. Failure by Arcade to deliver a Notice of Objection conforming to the foregoing requirements to Buyer during the Notice Period shall be deemed an acceptance of the Claim in the full amount of the Actual Claim Amount (as defined below). (iii) In the event of an acceptance of a Claim in its entirety, Buyer shall deduct from the Holdback Amount the Claimed Amount, and in the event of an acceptance of a Claim in part, Buyer shall deduct from the Holdback Amount the portion of the Claimed Amount so accepted. If the Claimed Amount is an estimate of the Actual Claim Amount (as defined below), then (A) if the Claimed Amount received by Buyer by deduction from the Holdback Amount is greater than the Actual Claim Amount, then Buyer shall promptly so notify Arcade and deliver to Arcade in immediately available funds to an account designated in writing by Arcade (if after settlement of the Holdback under Section 1.4(c)) or credit to the Holdback Amount, the portion of the Claimed Amount which exceeds the Actual Claim Amount and (B) if the Claimed Amount received by Buyer is less than the Actual Claim Amount, then Buyer shall give written notice (in the case of (A) or (B), the “Actual Claim Amount Notice”) of the Actual Claim Amount to Arcade, which notice shall (x) contain evidence (in reasonable detail) demonstrating the Actual Claim Amount and (y) be subject to the terms hereof with respect to the final determination of the Actual Claim Amount. After a final determination of the Actual Claim Amount, Arcade shall, upon a written notice to Buyer, no later than three (3) business days, direct Buyer to deduct from the Holdback Amount the amount by which the Actual Claim Amount exceeds the Claimed Amount, less any portion thereof previously paid hereunder (or if after settlement of the Holdback Amount under Section 1.4(c), Buyer shall proceed otherwise under this Section 6). The “Actual Claim Amount” shall be the actual Adverse Consequences suffered, or which may be suffered, by Buyer or any other Buyer Covered Person, when finally determined in accordance with the terms hereof. Any amount due to a Buyer Covered Person other than Buyer and deducted from the Holdback Amount in accordance with the terms hereof shall be paid over to the respective Buyer Covered Person by Buyer and none of Arcade nor Bioplan shall have any further obligation or liability therefor. Notwithstanding the foregoing, any dispute arising in connection with this Section 6.6(b)(3) with respect to the determination of the Actual Claim Amount shall be limited to the final determination of the Actual Claim Amount and shall not involve the underlying Claim. (iv) In the event that Arcade timely delivers a conforming Notice of Objection to Buyer during the Notice Period, no amount shall be deducted for the benefit of Buyer or any Buyer Covered Person from the Holdback Amount of any of the Claimed Amount specified in the Notice Objection to Buyer except in accordance with (A) a subsequent written agreement between Arcade and Buyer, (B) a final order or determination by a court of competent jurisdiction or (C) a final decision by the arbitrator(s) in a binding arbitration.

6.7 Indemnification Cap. The aggregate indemnification obligation of Arcade and Bioplan arising under Section 6.2(a)(i) and (ii) hereunder on the one hand, and of Buyer arising under Section 6.3(a)(i) or (ii) hereunder on the other hand, shall not at any point in time exceed $700,000 (the “Indemnification Cap”). Notwithstanding the foregoing, the Indemnification Cap will not apply to (i) any fraud or willful misconduct of Arcade or Bioplan; (ii) any fraud or willful misconduct of Buyer (iii) any Taxes for which either Arcade or Buyer is liable under Sections 6.2(b) and 6.3(b), respectively; or (iv) any breach of an Arcade Fundamental Representation by Arcade or Bioplan or the Buyer Fundamental Representation by Buyer.

6.8 Exclusive Remedy; Limitations. Except as provided in Section 5.10, Section 9.13 or in any other agreement entered into in connection with the transactions contemplated hereby, the indemnification provided in this Section 6 shall be the sole and exclusive post-Closing remedy available to any party hereto with respect to the transactions contemplated by this Agreement, except for claims of, or causes of action arising from fraud or willful misconduct. Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable for any punitive damages, or consequential (including lost profits), special, exemplary, speculative, incidental or indirect damages. For the avoidance of doubt, any losses awarded to the Third Party for which the Indemnified Party is entitled to indemnification on the terms and conditions hereof shall be considered direct damages.

(a) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has been otherwise indemnified or previously reimbursed for such amount under any other provision of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby or under any applicable insurance policies.

(b) For the avoidance of doubt, any dispute or claim arising under Sections 1.6, 1.7 or 1.8 shall be excluded from the indemnification provisions in this Section 6.

6.9 Insurance Proceeds. Any amount of Adverse Consequences payable under Section 6 will be reduced (including retroactively) by any insurance proceeds recovered by or on behalf of any Indemnified Party, provided that any such proceeds have actually been received by such Indemnified Party and are not contested or subject to any claims, including any claims of the insurance company from which the proceeds originated, in reduction of the related Adverse Consequences. If any Indemnified Party will have received any amount as a result of a claim for any Adverse Consequences hereunder (an “Indemnified Payment”), and any Indemnified Party will subsequently receive, directly or indirectly, insurance proceeds in respect of such Adverse Consequences, provided that any such proceeds are not contested or subject to any claims, including any claims of the insurance company from which the proceeds originated, then such Indemnified Party will promptly pay to the Indemnifying Party the amount of such insurance proceeds, or, if less, the amount of the Indemnified Payment. If an Indemnified Party’s Adverse Consequences are covered by any insurance policies, indemnities, reimbursement arrangements or Contracts pursuant to which or under which such Indemnified Party is a party or has rights, each Indemnified Party will use commercially reasonable efforts to recover under such policies, indemnities or other reimbursement arrangements.

6.10 Good-Faith Endeavors. With respect to any Adverse Consequences for which any Indemnified Party could claim indemnification under the provisions of this Section 6, the Indemnified Party will use commercially reasonable efforts to mitigate the Adverse Consequences.

6.11 Tax Treatment. All amounts paid pursuant to Section 6 of this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, except as otherwise required by applicable Tax Law (in which case, the Party that determines that applicable Tax Law requires a different treatment will promptly notify the other Parties of the determination).

Section 7. Conditions to Closing.

(a) Unless waived in writing by Buyer, the obligation of Buyer to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i) The representations and warranties of Arcade and Bioplan, as the case may be (other than those that are qualified by materiality) shall be true and correct in all material respects (and any representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date (except to the extent of those representations and warranties which address matters only as of a particular earlier date which representations shall have been true and correct only as of such particular earlier date).

(ii) Arcade or Bioplan, as the case may be, shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date.

(iii) No judgment, order or decree shall have been rendered, or formal proceeding potentially leading thereto begun, which has or would reasonably be expected to have the effect of enjoining the consummation of the transactions contemplated by this Agreement.

(iv) The actions and deliveries contemplated by Section 2.2(b) shall have been fulfilled or shall be contemporaneously fulfilled.

(v) Between the date of this Agreement and the Closing Date, nothing shall have occurred that has had a Material Adverse Effect.

(vi) Any and all Liens (other than Permitted Liens) on the Acquired Assets shall have been released or agreed to be released as of the Closing by the holder of such Liens, in forms reasonably satisfactory to Buyer and its counsel.

(vii) Buyer shall have received a certificate from each of Arcade and Bioplan signed by a duly authorized officer of such Party in his or her capacity as such, certifying that the conditions specified in Section 7(a)(i), (ii) and (v) have been satisfied.

(viii) Buyer shall have received a certificate from each of Arcade and Bioplan signed by the duly authorized secretary or assistant secretary of such Party in his or her capacity as such, certifying (A) a certificate of good standing of such Party certified by the Secretary of State of the State of Delaware, issued not more than ten (10) business days prior to the Closing Date; (B) all resolutions of the board of directors of such Party relating to this Agreement and the transactions contemplated hereby; and (C) incumbency and signatures of the officers of such Party executing this Agreement or any other agreement contemplated by this Agreement.

(ix) Buyer shall have obtained the proceeds from the Financing.

(x) As of the Closing, the employment agreements with Buyer, each in the forms attached hereto as Exhibit G, shall be in effect (except if the agreements have been terminated by Buyer for any reason).

(b) Unless waived in writing by Arcade, the obligation of Arcade to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i) The representations and warranties of Buyer shall be true and correct in all material respects (except that any representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date (except to the extent of those representations and warranties which address matters only as of a particular earlier date which representations shall have been true and correct only as of such particular earlier date).

(ii) Buyer shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date.

(iii) No judgment, order or decree shall have been rendered, or formal proceedings potentially leading thereto begun, which has or would reasonably be expected to have the effect of enjoining the consummation of the transactions contemplated by this Agreement.

(iv) The actions and deliveries contemplated by Section 2.2(a) shall have been fulfilled or shall be contemporaneously fulfilled.

(v) Arcade shall have received a certificate from Buyer signed by a duly authorized officer of Buyer in his or her capacity as such, certifying that the conditions specified in Section 7(b)(i) and (ii) have been satisfied.

(vi) Arcade shall have received a certificate from Buyer signed by the duly authorized secretary or assistant secretary of Buyer in his or her capacity as such, certifying (A) a certificate of good standing of Buyer certified by the Secretary of State of the State of Delaware, issued not more than ten (10) business days prior to the Closing Date; (B) all resolutions of the board of directors of Buyer relating to this Agreement and the transactions contemplated hereby; and (C) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement.

Section 8. Termination.

8.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i) by the mutual written consent of Buyer and Arcade;

(ii) by Arcade, by giving written notice of such termination to Buyer, if the Closing shall not have occurred on or prior to the date that is forty-five (45) days following the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to Arcade if Arcade’s failure to fulfill any of its covenants, agreements or conditions under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date (for the avoidance of doubt, however, the foregoing proviso shall not apply to the extent of the conditions in Section 7(a) which are to be satisfied by Arcade that by their nature are to be satisfied at Closing);

(iii) by Buyer or Arcade if any permanent injunction or other order of a Governmental Body preventing the consummation of the transactions contemplated hereby in any material respect shall have become final and non-appealable;

(iv) by Arcade, if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would result in the failure of the conditions set forth in Sections 7(a)(ix) or 7(b) and (B)(x) cannot be cured on or prior to the Outside Date or (y) in the case of the conditions set forth in Section 7(b), if capable of being cured, shall not have been cured (1) within thirty (30) days following receipt of written notice from Arcade of such breach or (2) any shorter period of time that remains between the date such written notice is provided and the Outside Date; provided, however, that Arcade is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7(a) which are to be satisfied by Arcade (other than the conditions that by their nature are to be satisfied at the Closing) not to be satisfied;

(v) by Buyer, if Arcade shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would result in the failure of the conditions set forth in Section 7(a) which are to be satisfied by Arcade (other than the conditions that by their nature are to be satisfied at the Closing) and (B)(x) cannot be cured on or prior to the Outside Date or (y) if capable of being cured, shall not have been cured (1) within thirty (30) days following receipt of written notice from Buyer of such breach or (2) any shorter period of time that remains between the date such written notice is provided and the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7(b) not to be satisfied; or

(vi) by Buyer, by giving written notice of such termination to Arcade, if the Closing shall not have occurred on or prior to the Outside Date and all conditions set forth in Section 7(a) (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied except for the condition in Section 7(a)(ix).

(b) The Parties hereto acknowledge that the right of any Party hereto to terminate this Agreement pursuant to Section 8.1 shall remain operative and in full force and effect regardless of any due diligence investigation made by or on behalf of any Party hereto, any person controlling any such Party, or any of their respective officers, directors, trustees, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

8.2 Buyer Termination Fee.

(a) In the event this Agreement is terminated by (i) Arcade pursuant to Section 8.1(a)(ii) (other than in any instance in which Buyer would have a right to terminate this Agreement under Section 8.1(a)(iii) or (v), including, without, limitation, pursuant to an exercise by Buyer of its rights under Section 8.1(a)(v), to the extent a Material Adverse Change has occurred and is continuing) or (iv), or (ii) Buyer pursuant to Section (vi), then Buyer shall pay or cause to be paid to Arcade a termination fee of $700,000 (the “Buyer Termination Fee”) within two (2) business days after such termination. For the avoidance of doubt, in no event shall the Buyer Termination Fee be due and owing in the event this Agreement is terminated pursuant to Section 8.1(a)(i).

(b) Notwithstanding anything to the contrary in this Agreement, in the event the Closing does not occur, (i) if Arcade is entitled to receive the Buyer Termination Fee, Arcade’s receipt of an amount equal to the Buyer Termination Fee from Buyer, shall be the sole and exclusive remedies of Arcade and its Affiliates against Buyer and its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (collectively, the “Buyer Related Parties”) or any Financing Source and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for any loss suffered as a result of the failure of the transactions contemplated by the Agreement or the Financing to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, knowingly, willfully or otherwise, including a willful breach) or otherwise, and (ii) upon Arcade’s receipt of the Buyer Termination Fee, none of the Buyer Related Parties nor any Financing Source and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, under no circumstances will the Buyer Related Parties or any Financing Source, including for any type of damage relating to this Agreement, be liable for monetary damages in excess of the amount of the Buyer Termination Fee.

8.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part any Party hereto; provided, however, and notwithstanding anything in the foregoing to the contrary, except for willful breaches of this Agreement prior to the time of such termination. As used in this Section 8.3, a “willful breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement and such action or failure to take action was undertaken with actual knowledge that the taking of such action or the failure to act would reasonably be expected to cause a material breach of this Agreement; provided, that Section 5.12, Section 6.1, Section 8.2, this Section 8.3 and Section 9 (and any related definitional provisions throughout this Agreement) shall also survive any termination of this Agreement.

Section 9. Miscellaneous.

9.1 No Third-Party Beneficiaries. Except as provided in Section 6, this Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary in this Section 9.1, each party hereto agrees that the Financing Sources are intended third party beneficiaries under Sections 9.8, 9.13, 9.14 and 9.15, and the Financing Sources and each of their successors and assigns may enforce such provisions.

9.2 Entire Agreement. This Agreement (including the documents referred to herein, including any Exhibits and Schedules) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.3 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that Bioplan or Arcade may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided that, in the case of either clauses (i) or (ii) above, Bioplan and Arcade, will remain liable for the performance of all of its obligations hereunder; provided further, that Buyer may (x) assign any or all of its rights and interests hereunder to one or more of its subsidiaries so long as such subsidiary remains a subsidiary of Buyer or one or more Financing Sources (or any agent for such Financing Sources), and (y) designate one or more of its subsidiaries to perform its obligations hereunder so long as such subsidiary remains a subsidiary of Buyer, and in case of either clauses (x) or (y) above, Buyer will remain responsible for the performance of all of its obligations hereunder. Notwithstanding anything to the contrary in this Section 9.3, the assignment provisions set forth in the Supply Agreement shall govern the Parties and the transactions thereunder.

9.4 Counterparts. This Agreement may be executed in one or more counterparts (including by means of e-mail), each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.5 Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by electronic mail (e-mail), or (iv) three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Arcade or Bioplan:	AKI, Inc.
1700 Broadway
New York, New York 10019
Attention: Chief Financial Officer

If to Buyer:	Phoenix Color Corp.
18249 Phoenix Drive
Hagerstown, Maryland 21742
Attention: Marc Reisch

with copy to	Shearman & Sterling LLP
(which will not	1460 El Camino Real, 2nd Floor
constitute notice):	Menlo Park, CA 94025-4110
Attention: Christopher M. Forrester
Tel: (650) 838-3772
Email: Chris.Forrester@Shearman.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.7 Governing Law. This Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.8 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant. Notwithstanding anything to the contrary in this Section 9.8, no amendment of any provision of this Agreement that is, in the judgment of Cerberus Business Finance, LLC, adverse to the Financing Sources, shall be valid without the prior written consent of Cerberus Business Finance, LLC.

9.9 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction to be invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10 Expenses. Each of Buyer and Arcade will bear its own costs and expenses (including legal fees, costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly provided herein.

9.11 Construction. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation. References to a section refer to sections of this Agreement, unless otherwise indicated.

9.12 Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation, warranty or covenant set forth in the corresponding numbered or lettered section herein; (b) any representation, warranty or covenant set forth in the numbered or lettered section herein corresponding to the numbered and lettered part of the Schedule in which such information may be cross-referenced; and (c) any other representation, warranty or covenant set forth in this Agreement where it is reasonably apparent on the face of such disclosure that such information relates to or qualifies such other representation or warranty.

9.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity if the other Party shall fail or threaten to fail to perform any of its obligations contained in this Agreement, provided that under no circumstances shall Arcade be permitted or entitled to receive both a grant of specific performance of the consummation of the sale under this Agreement pursuant to this Section 9.13 and the payment of the Buyer Termination Fee. For the avoidance of doubt, in no event shall Arcade or Bioplan be entitled to enforce or seek to enforce specifically the obligations of the Financing Sources under the Credit Agreement.

9.14 Submission to Jurisdiction. Each of the Parties submits to the non-exclusive jurisdiction of any state or federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this Section 9.14, however, will affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. Each Party hereto further agrees that service of process upon such Party in any such suit, action or proceeding shall be effective if notice is given in accordance with Section 9.6 hereof. Notwithstanding anything in this Agreement to the contrary, each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including, but not limited to, any such action, cause of action or claim against the Financing Sources arising out of or relating in any way to the Credit Agreement or the performance thereof) in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.15 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER, BIPOLAN AND ARCADE (AFTER HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE CREDIT AGREEMENT.

9.16 Further Assurances. From time to time, at the request of any Party, and without further consideration, the non-requesting Party will execute such documents and instruments and do or cause to be done such further acts and things as may be reasonably necessary to effect more fully the transfer and assignment of the Acquired Assets, to put Buyer in possession of the Acquired Assets, or to effect any other transactions contemplated by this Agreement, provided that such obligation shall not require the expenditure of money by any Party except as otherwise required by this Agreement.

9.17 Negotiation Representations. Each Party hereto expressly represents and warrants to all other Parties hereto that (i) before executing this Agreement, the Party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (ii) the Party has relied solely and completely upon its or his own judgment in executing this Agreement; (iii) the Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (iv) the Party has acted voluntarily and of its own free will in executing this Agreement; (v) the Party is not acting under duress, whether economic or physical, in executing this Agreement; (vi) this Agreement is the result of arm’s-length negotiations conducted by and among the Parties and their counsel; and (vii) the Parties are sophisticated and have been represented by attorneys throughout the this transaction who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws of rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

9.18 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto or any Financing Source, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

BUYER:

PHOENIX COLOR CORP.

By:	/s/ Marc Reisch
Name:	Marc Reisch
Its:	Chairman

[Signature Page – Asset Purchase Agreement]

ARCADE:

By:	/s/ Brian Hartman

Name:	Brian Hartman
Its: SVP, CFO

BIOPLAN:

Solely as to Sections (solely as to Sections 3.1, 3.2, 3.4, 3.5, 3.7, 5.9, 5.10, 6 and 9)

By:	/s/ Brian Hartman

Name:	Brian Hartman
Its: SVP, CFO

[Signature Page – Asset Purchase Agreement]